                                                                    EXHIBIT 10.4

                           WAREHOUSE LEASE AGREEMENT
                           -------------------------



                                    between



                        GRISSOM REDEVELOPMENT AUTHORITY,

                   a duly constituted Redevelopment Authority

                                  as Landlord



                                      and



                                COST PLUS, INC.,
                           a California corporation,
                                   as Tenant



Building 200
Peru, Indiana

                               TABLE OF CONTENTS



 1.   PREMISES...........................................................    1
 2.   COMMON AREAS.......................................................    3
 3.   TERM...............................................................    4
 4.   RENT...............................................................    4
 5.   USE OF PREMISES....................................................    5
 6.   UTILITIES..........................................................    5
 7.   TAXES..............................................................    5
 8.   RENT TAX...........................................................    6
 9.   MAINTENANCE AND REPAIRS............................................    6
10.   INSURANCE..........................................................    6
11.   DAMAGE; CONDEMNATION...............................................    7
12.   INDEMNIFICATION....................................................    8
13.   ALTERATIONS AND COMPLIANCE WITH LAWS...............................    8
14.   FIXTURES AND SIGNS.................................................    9
15.   INSPECTIONS; ACCESS................................................    9
16.   ASSIGNMENT AND SUBLETTING..........................................    9
17.   LIENS..............................................................    9
18.   DEFAULT............................................................    9
19.   RELATIONSHIP.......................................................   10
20.   SUCCESSORS IN INTEREST.............................................   10
21.   ATTORNEYS' FEES....................................................   10
22.   NOTICES............................................................   10
23.   WAIVERS............................................................   10
24.   CONSENT............................................................   10
25.   GRAMMAR............................................................   10
26.   HOLDOVER...........................................................   11
27.   INTEGRATION........................................................   11
28.   QUIET POSSESSION AND AUTHORITY.....................................   11
29.   CONDITION OF THE PREMISES..........................................   11
30.   SUBORDINATION AND NON-DISTURBANCE..................................   12
31.   ESTOPPEL CERTIFICATES..............................................   12
32.   SECURITY DEPOSIT...................................................   13

                           WAREHOUSE LEASE AGREEMENT
                           -------------------------

   THIS WAREHOUSE LEASE AGREEMENT ("Lease") is made as of this 27th day of August, 1997, by and between GRISSOM REDEVELOPMENT AUTHORITY, A DULY CONSTITUTED REDEVELOPMENT AUTHORITY ("Landlord") and COST PLUS, INC., a California corporation ("Tenant");

                                   RECITALS:

1.  PREMISES
    --------

    1.1. ORIGINAL PREMISES. Pursuant to that certain Lease of Property executed May 22, 1996 (the "Master Lease") by and between Landlord, as lessee, and The United States of America ("Master Lessor"), as lessor, Landlord is the lessee of that certain real property and the improvements located thereon situated in the County of Miami, State of Indiana, more particularly described in Exhibit A,
                                                                  ---------
attached hereto, and commonly known as the former Grissom Air Force Base (the "Property"). Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and takes from Landlord, a portion of the Property commonly known as Building 200 (the "Building"), consisting of approximately 100,000 square feet of gross leaseable area, together with exclusive parking, truck courts and ingress and egress, which building, parking and driveways (collectively, the "Premises") is outlined on Exhibit B-1, attached hereto.
                           -----------
    1.2.  NEW PREMISES.
        ------------
        1.2.1. ELECTION. At any time after the Commencement Date, Tenant shall have the right, by delivery of written notice to Landlord (a "New Building Notice") to cause Landlord to construct a new facility for Tenant on the portion of the Property outlined on Exhibit B-2 attached to this Lease (the "New
                            -----------
Premises") provided that Tenant is not then in default beyond any notice or cure periods as provided in Section 18.1. The New Premises will consist of a building containing at least 155,000 square feet of gross leaseable area, expandable to at least 450,000 square feet of gross leaseable area. The new Premises will also consist of exclusive truck loading docks, truck courts and parking areas designated by Tenant. Notwithstanding the foregoing, Tenant shall only have the right to deliver the New Building Notice if Tenant simultaneously agrees that the Original Term of the Lease shall be extended for at least a period of ten
(10) years following the New Premises Commencement Date, defined below.

        1.2.2. PLANS. After delivery of the New Building Notice, Landlord and Tenant shall mutually and reasonably agree on the architect and engineer to be used in connection with the construction of the New Premises (collectively, the "Architect"). In addition, after delivery of the New Building Notice, Landlord and Tenant shall consult regarding the plans for the New Premises. Within thirty
(30) days of delivery of the New Building Notice, Tenant shall cause the Architect to deliver to Landlord preliminary plans and specifications for the construction of the New Premises (the "Preliminary Plans"). Within forty-five
(45) days of receipt of the Preliminary Plans Landlord shall; (i) reimburse Tenant for the reasonable architectural and engineering fees incurred by Tenant in connection with the preparation of the Preliminary Plans, and (ii) either approve or disapprove (in accordance with the provisions of this Section 1.2.2) the Preliminary Plans. If Landlord disapproves the Preliminary Plans, then Landlord shall note on the Preliminary Plans detailed comments explaining Landlord's reasons for disapproval. Landlord shall only have the right to disapprove the Preliminary Plans for the following reasons; (i) the Preliminary Plans do not comply with applicable law, or (ii) Landlord reasonably determines that the costs of labor and materials for constructing the New Premises in accordance with the Preliminary Plans will exceed $4,000,000.00. Landlord may require modifications to the Preliminary Plans so long as such modifications do not cause the costs of labor and materials to exceed $4,000,000.00 or do not cause an increase in rent for the New Premises as determined in accordance with
Section 4, except as the parties may mutually agree. The foregoing process shall continue until Landlord and Tenant have agreed upon the Preliminary Plans; provided, however, that if Landlord does not approve the Preliminary Plans within 120 days after delivery of the New Building Notice or if the costs of labor and materials for constructing the New Premises exceeds $4,000,000.00, then Tenant shall have the right to terminate this Lease as of December 31, 2000. Upon completion of the approval of the Preliminary Plans, the Architect shall prepare, at Landlord's cost and expense, final plans and specifications for the New Premises (the "Final Plans"). Promptly upon completion of the Final Plans, Landlord shall cause the New Premises to be constructed in a good and workmanlike manner in strict compliance with the Final Plans and all applicable laws, rules and ordinances. Upon completion of construction of the New Premises, the Architect shall reasonably determine the gross leaseable area of the New Premises; such determination shall be binding on the parties for purposes of determining rent and other charges payable under this Lease.

         1.2.3. MISCELLANEOUS. Upon completion of construction of the New Premises in accordance with all of Tenant's requirements, and upon Tenant's full surrender and full vacation of the original Premises and relocation to the New Premises (the "New Premises Commencement Date"), then the term "Premises" as used in this Lease shall mean the "New Premises" and the term "Building" as used in this Lease shall mean the "New Premises". Tenant's use and occupancy of the New Premises shall be in accordance with all of the provisions of this Lease. As of the New Premises Commencement Date, the rent payable under this Lease shall be adjusted based on the gross leaseable area of the New Premises, as determined by the Architect.

  1.3. EXPANSION OF PREMISES. At any time before December 31, 2001 and/or at any time before December 31, 2003 (collectively, the "Expansion Dates", and individually, an "Expansion Date"), Tenant shall have the right (an "Expansion Option" and collectively, the "Expansion Options"), by delivery of written notice to Landlord (an "Expansion Notice") to cause Landlord to construct an addition to the Premises (the "Expansion Space"), provided that Tenant is not in default beyond any notice or cure periods as provided in Section 18.1 at the time of delivery of the Expansion Notice. Pursuant to the first Expansion Option, the Expansion Space shall consist of approximately 100,000 square feet of additional gross leaseable area and pursuant to the second Expansion Option, the Expansion Space shall consist of approximately 200,000 square feet of additional gross leaseable area. The Expansion Space will also include additional truck loading docks, truck courts and parking areas designated by Tenant. Tenant shall have the right to exercise either only the first Expansion Option, or both Expansion Options, or only the second Expansion Option. Notwithstanding the foregoing, Tenant shall only have the right to exercise either Expansion Option if Tenant simultaneously agrees that the Original Term of the Lease shall be extended for at least a period of ten (10) years following the date of occupancy of such Expansion Space.

          1.3.1. PLANS. After delivery of the Expansion Notice, Landlord and Tenant shall mutually and reasonably agree on the architect and engineer to be used in connection with the construction of the Expansion Space (collectively, the "Expansion Architect"). In addition, after delivery of the Expansion Notice, Landlord and Tenant shall consult regarding the plans for the Expansion Space. Within thirty (30) days of delivery of the Expansion Notice, Tenant shall cause the Expansion Architect to deliver to Landlord preliminary plans and specifications for the construction of the Expansion Space (the "Preliminary Expansion Plans"). Within forty-five (45) days of receipt of the Preliminary Expansion Plans, Landlord shall: (i) reimburse Tenant for the reasonable architectural and engineering fees incurred by Tenant in connection with the preparation of the Preliminary Expansion Plans, and (ii) either approve or disapprove (in accordance with the provisions of this Section 1.2.2) the Preliminary Expansion Plans. If Landlord disapproves the Preliminary Expansion Plans, then Landlord shall note on the Preliminary Expansion Plans detailed comments explaining Landlord's reasons for disapproval. Landlord shall only have the right to disapprove the Preliminary Expansion Plans for the following reasons: (i) the Preliminary Expansion Plans do not comply with applicable law, or (ii) Landlord reasonably determines that the costs of labor and materials for constructing the Expansion Space in accordance with the Preliminary Expansion Plans will exceed $25.81/square foot of gross leaseable area in the Expansion Space. The foregoing process shall continue until Landlord and Tenant have agreed upon the Preliminary Expansion Plans. If the costs of labor and materials for constructing the Expansion Space will exceed $25.81/square foot of gross leaseable area, Tenant may elect not to proceed with the Expansion Space notwithstanding its exercise of the Expansion Option. Upon completion of the approval of the Preliminary Expansion Plans, the Expansion Architect shall prepare, at Landlord's cost and expense, final plans and specifications for the Expansion Space (the "Final Expansion Plans"). Promptly upon completion of the Final Expansion Plans, Landlord shall cause the Expansion Space to be constructed in a good and workmanlike manner in strict compliance with the Final Expansion Plans and all applicable laws, rules and ordinances. Upon completion of construction of the Expansion Space, the Expansion Architect shall reasonably determine the gross leaseable area of the Expansion Space; such determination shall be binding on the parties for purposes of determining rent and other charges payable under this Lease.

     1.3.2. MISCELLANEOUS. Upon final completion of construction of the Expansion Space in accordance with the Final Expansion Plans and all of Tenant's requirements, as reasonably determined by Tenant, then the term "Premises" as used in this Lease shall include such Expansion Space. Tenant's use and occupancy of the New Premises shall be in accordance with all of the provisions of this Lease.

  1.4. ADDITIONAL WORK BY LANDLORD. In addition to the foregoing, Landlord shall perform the following work at the following times, at Landlord's sole cost and expense. All work described in this Section 1.4 shall be constructed in accordance with all applicable laws, rules and regulations, and shall be constructed in a manner designed to minimize any interference with Tenant's ongoing operations.

     1.4.1. BEFORE COMMENCEMENT DATE. On or before one hundred twenty (120) days after the Commencement Date, Landlord shall construct in a good and workmanlike manner, at Landlord's sole cost and expense, certain offices and two
(2) additional truck loading docks in the Premises in accordance with the description of these improvements set forth in Exhibit C attached to this Lease
                                               ---------
(the "Initial Landlord Improvements").

     1.4.2. ADDITIONAL TRUCK LOADING DOCKS. At any time after June 1, 1998, Tenant shall have the right, by delivery of written notice to Landlord, to require Landlord to construct up to four (4) additional loading docks in the Premises (the "Additional Docks"). The Additional Docks shall be constructed at Landlord's sole cost and expense in accordance with Tenant's reasonable requirements. The Additional Docks shall be substantially similar to the other truck loading docks in the Premises. The Additional Docks shall be completed within one hundred twenty (120) days after Landlord's receipt of Tenant's notice requesting such Additional Docks, or such additional time as is reasonably necessary as weather or circumstances beyond Landlord's control may reasonably require.

  1.5. LANDLORD'S TITLE. Landlord hereby represents, warrants and covenants to Tenant that Landlord is the sole lessee under the Master Lease and that the Master Lease is in full force and effect. At all times during the Term of this Lease Landlord shall cause the Master Lease to remain in full force and effect, without default by Landlord. A default by Landlord under the Master Lease shall constitute a default by Landlord under this Lease. Landlord shall not at any time during the Term of this Lease amend the Master Lease in any manner that may have any adverse affect on Tenant's rights under this Lease, and Landlord shall have no right to amend the Master Lease in any way that limits the rights of Tenant under this Lease. Concurrent with the execution of this Lease, Landlord shall use its best efforts to obtain from the Master Lessor and deliver to Tenant a non-disturbance agreement in a form reasonably acceptable to Tenant pursuant to which Master Lessor agrees to recognize all of Tenant's rights under this Lease and not to disturb Tenant's rights under this Lease in the event of a default under the Master Lease. In addition to the foregoing, Landlord hereby represents, warrants and covenants to Tenant that at all times during the Term Tenant shall have the right to use the Premises for the purposes desired by Tenant, and no provision of any applicable zoning law, covenants, conditions or restrictions, the Master Lease, or any other applicable law, rule or ordinance shall in any way limit Tenant's right to use the Premises for the purposes contemplated by Tenant; provided, however, that if at any time for any reason whatsoever Tenant is unable to use the Premises for the purposes desired by Tenant, then Tenant shall have the right to terminate this Lease.

2.  COMMON AREAS
    ------------

   Landlord hereby grants to Tenant, its agents, employees, and invitees, non-exclusive easements for ingress, egress, and parking over, in, across, and through all portions of the Property (including all streets, parking areas, truck courts and other areas not appropriated to the exclusive use of any occupant of the Property) in common with other occupants of the Property. Landlord agrees not to make any changes in the common areas that would materially interfere with ingress to or egress from the Property, access to the Premises (including Tenant's loading dock), or circulation within the parking areas on the Property without Tenant's prior written consent, which consent shall not be unreasonably withheld. Landlord also agrees that at all times during the Term of the Lease Landlord shall ensure that Tenant has sufficient ingress and egress to the Premises, and to public streets, to permit Tenant to conduct its business in the Premises in the manner contemplated by Tenant.

3.  TERM
    ----

    The original term of this Lease ("Original Term") shall commence on September 1, 1997 (the "Commencement Date") and shall continue until midnight on the later of: (i) December 31, 2009, or (ii) the applicable dates under Sections
1.2.1 or 1.3 of this Lease (if a New Building Notice or Expansion Notice is delivered to Landlord); provided, however, that if Tenant does not deliver the New Building Notice on or before December 31, 2000, then Landlord and Tenant shall mutually determine whether the Lease should terminate as of such date. If the parties mutually agree that the Lease should terminate as of such date, then Tenant shall reimburse Landlord for the unamortized cost of the Initial Landlord Improvements and the Additional Docks (amortized over a 10 year period on a straight line basis). Tenant may extend the Original Term of this Lease for four
(4) additional extended terms of five (5) years each (each an "Extended Term", and collectively, the "Extended Terms") by giving Landlord written notice of its intention so to do at least ninety (90) days prior to the expiration of the Original Term, or the then Extended Term, as applicable; provided, however, Tenant shall not have the right to extend the Term of this Lease if at the time it gives such notice, Tenant is in default of any obligation to pay rent hereunder beyond any applicable cure period. Such Extended Term shall be upon all of the terms and conditions hereof. Landlord shall deliver to Tenant written notice of the expiration of the Original Term, and any Extended Term, at least 270 days before expiration of such Original Term or Extended Term; Landlord's failure to deliver such notice shall, at Tenant's option, extend, by an equal period, the then applicable Term and the time for Tenant's exercise of the option to extend the Term of the Lease. As used in this Lease, "Term," "Lease Term," and "Term of this Lease" embrace both the Original Term and any Extended Term, if exercised. The term "Lease Year" as used in this Lease shall mean a period from January 1 to December 31; provided, however, that the first Lease Year shall mean the period from the Commencement Date to December 31, 1997.

4.  RENT
    ----

    Tenant agrees to pay the following sums, during the following periods, to Landlord as a rental for the Premises. Rental payments are based on the costs of labor, materials and permits for the New Premises financed at the current market rate available at the time of construction. Such sums shall be paid in advance without notice, demand or off-set, except as specifically provided for in this Lease, on the first day of each calendar month during the Term hereof; provided, however, that the rental amounts designated as annual amounts shall be payable in 12 equal monthly installments. If this Lease ends other than at the end of a month, Landlord shall refund all unearned rent within ten (10) days of the end of the Term. Any other sum Tenant is required to pay under this Lease shall be deemed additional rental hereunder.


     Period of Term                                         Rent
     --------------                                         ----
     Lease Years 1-2                                        $24,630.00/month
     Lease Year 3                                           $28,796.67/month
     Lease Years 4 - 7                                      $2.75/ gross leaseable square foot of Premises/year
     Lease Years 8- 12                                      $2.8875/ gross leaseable square foot of Premises/year
     Lease Years 13 - 17 (if option exercised)              $3.03/ gross leaseable square foot of Premises/year
     Lease Years 18 - 22 (if option exercised)              $3.l8/ gross leaseable square foot of Premises/year
     Lease Years 23 - 27 (if option exercised)              $3.40/ gross leaseable square foot of Premises/year
     Lease Years 28 - 32 (if option exercised)              $3.57/ gross leaseable square foot of Premises/year

Notwithstanding any provision of this Section 4 to the contrary, if at any time Tenant delivers a New Building Notice or exercises an Expansion Option, then the rental payable under this Lease from and after Tenant's acceptance of possession of such New Premises or Expansion Space, as the case may be, shall be subject to adjustment in accordance with the following guidelines, as reasonably determined by Tenant and Landlord. Landlord and Tenant agree that they have assumed a construction cost to Landlord (i.e. costs of labor, materials and permits) for the New Premises of $4,000,000.00 for a 155,000 square foot facility, a construction cost of Landlord for any Expansion Space of $25.81 per square foot of gross leaseable area and, in either case, such costs to be financed with a financial instrument bearing a fixed rate of interest at not more than 8% per annum. The parties also assume that Landlord will be able to obtain financing for the entire construction costs of the New Premises and the Expansion Space, as the case may be. Based on these costs and interest rates, a rent of $2.75 per square foot/year shall result in a payment stream that reduces the principal balance to 59.5% of its original amount within ten (10) years. Therefore, if the construction costs of either the New Premises or the Expansion Space, as the case may be, vary from the foregoing assumptions and such variance is more than 10% less than the original estimated cost of construction, then the rent payable by Tenant shall be reasonably adjusted down to provide for a payment stream that will reduce the actual principal balance of such construction costs to not less than 59.5% of its original amount within ten
(10) years. If the interest rate provided for the financing of either the New Premises or any Expansion Space exceeds 8% per annum, the parties may either adjust the amount of the rent to be paid by Tenant by mutual agreement of the parties, or modify the plans for such construction, or terminate this Lease as provided in Sections 1.2.2 and 1.3.1. Tenant acknowledges and agrees that in no event will the rent amount provided in this Lease be adjusted by reason of any payment toward the cost of construction (either of the New Premises or any Expansion Space) by Landlord or on its behalf from any source other than the rent to be paid hereunder by the Tenant.

5.  USE OF PREMISES
    ---------------

    Tenant may use the Premises for a warehouse and distribution facility, and any other use not prohibited by law. Nothing in this Lease shall obligate Tenant to occupy the Premises or operate any business from the Premises, but the parties acknowledge that Tenant intends to employ approximately 200 to 300 employees at the Premises.

6.  UTILITIES
    ---------

    On or before the New Premises Commencement Date, Landlord shall pay all utilities used at the Premises, including without limitation, gas, water, electricity, heat and other utilities. Tenant shall provide for its own trash removal. After the New Premises Commencement Date, until the end of the Term, and with respect to the New Premises, Tenant shall pay all utilities used at the Premises, provided such utilities are separately metered to the Premises. The foregoing provisions regarding utility usage before the New Premises Commencement Date are based on the assumption that, except for office space, Tenant shall operate the Premises at 60 degrees Fahrenheit measured within eight
(8) feet of the floor. If Tenant does not operate the Premises before the New Premises Commencement Date in accordance with the foregoing heating assumptions, then Tenant and Landlord shall reasonably negotiate the payment of additional rent charges to cover Landlord's actual cost of providing excess heat. The foregoing provisions regarding heating costs are also based on the assumption that the cost for natural gas used to produce steam heat will remain constant. If the cost of natural gas increases before the New Premises Commencement Date, then before the New Premises Commencement Date, Tenant shall pay 75% of the cost of natural gas used to produce steam heat that is supplied to the Premises in excess of the cost of natural gas used to produce steam heat as of the date of this Lease. The foregoing provisions regarding electricity, water and sewer usage before the New Premises Commencement Date are also based on the assumption that such costs will not exceed an aggregate of $55,848.00/year (the "Cap") before the New Premises Commencement Date. If such costs exceed the Cap before the New Premises Commencement Date, then Tenant shall pay the costs in any year in excess of the Cap (as determined on a bi-annual basis).

7.  TAXES
    -----

    7.1. PAYMENT. Landlord shall pay, prior to delinquency, all real estate taxes and assessments levied against the Property, if any, during the Term of this Lease ("Taxes"). The term "Taxes" shall not include any income taxes, estate taxes, mortgage taxes, transit impact fees, or similar taxes or assessments imposed on Landlord. The term "Taxes" shall also not include any taxes or assessments levied or assessed by reason of improvements constructed solely for the benefit of Landlord or another occupant of the Property. After the New Premises Commencement Date, Tenant shall pay to Landlord, within ten
(10) days before the due date of such taxes following the New Premises Commencement Date, the amount of Taxes paid by Landlord and levied solely against the Premises with respect to such period. If the Premises are not separately assessed from other property owned by Landlord, then Landlord and Tenant shall reasonable agree on the equitable amount of Taxes allocable to the Premises for the period after the New Premises Commencement Date. All payments required under this Article 7, when paid for an annual or other specified term, shall be apportioned for the applicable Lease Years, so that the portion payable by Tenant in respect of each of such years shall be only such proportion as the number of days covered by the Term in such respective years shall bear to the total number of days for which such payment is payable.

   7.2. Special Assessments. Notwithstanding the foregoing, however, Tenant shall have no responsibility for payment of special improvement or betterment assessments levied during the Term against (i) the Property and/or the Building,
(ii) the leasehold estate or (iii) any subleasehold estate under this Lease, where such assessments are levied pursuant to proceedings commenced or undertaken by Landlord or others in order to finance or cause construction of Common Area or off-site improvements for the Property, in whole or in part, or for improvements which solely benefit Landlord, or other occupants, in the Property.

   7.3. Contest of Taxes Or Assessments By Tenant. Tenant shall have the right, at its own cost and expense and in its own name, to seek to have reviewed, reduced, equalized, or abated any taxes and assessments payable by Tenant hereunder. If at any time payment of the whole or any part of such tax or assessment shall become necessary in order to prevent the termination by sale or otherwise of the right of redemption of the Premises, or to prevent eviction of Landlord or Tenant because of nonpayment, then Tenant shall timely pay to the taxing authority the amount necessary to prevent such termination or eviction. Tenant shall pay the taxes or assessments for which it is responsible hereunder as they are finally determined and all penalties, interests, costs, and expenses which may thereupon be due or have resulted therefrom.

8.  INTENTIONALLY OMITTED
    ---------------------

9.  MAINTENANCE AND REPAIRS
    -----------------------

    Landlord shall put the Premises (including without limitation, the plumbing, electrical, and HVAC systems servicing the Premises, and the roof of the Building) in good working order at the commencement of the Term. At all times before the New Premises Commencement Date, Landlord shall be responsible for all reasonable repairs to the Premises and the Building which Tenant notifies Landlord are reasonably necessary, and which are approved by the Master Lesson. After the New Premises Commencement Date, and with respect to the New Premises, Tenant shall, at its sole expense, be responsible for ordinary, routine maintenance and repair of the interior of the Premises, and Tenant shall keep the interior, non-structural elements of the Premises (including plate glass and the plumbing, electrical, and HVAC systems servicing the Premises) in good condition and repair, natural deterioration caused by normal wear and tear, reasonable use, and damage by fire, the elements, and casualty excepted. After the New Premises Commencement Date, with respect to the New Premises, Landlord shall maintain, repair, and replace when necessary, at no cost to Tenant, the exterior and all structural elements of the Premises, including without limitation, the roof and its supporting members and the foundations of the Building. Landlord shall also maintain, to the extent of any warranties received by Landlord, the doors and/or door closures and Tenant's loading dock. Landlord shall also maintain at no cost to Tenant the common areas of the Property in good condition and repair. Notwithstanding anything in this Section 9 to the contrary, Tenant shall be responsible during the entire Term, at its sole cost and expense, for repairing or replacing as is necessary any damage to the Premises, the Building, or the Property caused by Tenant, its agents, employees, invitees, or contractors, except to the extent that any such damage is covered by insurance carried by Landlord or Tenant.

10.  INSURANCE
     ---------

     10.1. LIABILITY INSURANCE. Tenant shall, at its sole cost and expense, keep in force commercial general liability insurance with respect to the Premises in which Landlord shall be named as an additional insured, and in which the limits of liability shall not be less than Five Million Dollars ($5,000,000.00) combined single limit bodily injury and property damage. Landlord shall, at its sole cost and expense, keep in force commercial general liability insurance with respect to the Building and the common areas of the Property in which Tenant shall be named as an additional insured, and in which the limits of liability shall not be less than Five Million Dollars ($5,000,000.00) combined single limit bodily injury and property damage. The commercial general liability insurance policies shall include contractual liability endorsements.

     10.2. PROPERTY DAMAGE INSURANCE. Landlord shall, at its sole cost and expense, keep in force a policy of insurance covering the direct physical loss and/or damage to tangible property from the perils referred to as "all risk". Such insurance shall be in the amount of the full guaranteed replacement cost or the functional replacement cost, with an agreed amount endorsement, waiving any coinsurance penalty, including demolition and increased cost of construction due to changes in the building code. Tenant shall, at its sole cost and expense, keep in force an insurance policy for all risk covering Tenant's improvements and betterments, personal property, and inventory.

     10.3. INSURANCE REQUIREMENTS. All policies of insurance required to be obtained by Landlord or Tenant hereunder shall be issued by a reputable and solvent insurance company or companies authorized to do business in the State of Indiana, which have a general policy rating of A or better by A.M. Best Co. Either party may provide such required insurance under a so-called blanket policy or policies covering other parties and locations and may maintain the required coverage by a so-called umbrella policy or policies, so long as the required coverage is not thereby diminished. Upon request, either party shall furnish the other with a certificate of insurance evidencing any such policy and providing that the policy will not be terminated without less than thirty (30) days notice to the other party.

     10.4. REIMBURSEMENT. Notwithstanding the provisions of Section 10.2 to the contrary, commencing as of the New Premises Commencement Date, and continuing during the remainder of the Term, Tenant shall pay to Landlord, within thirty
(30) days after the end of each Lease Year following the New Premises Commencement Date, an amount equal to the premiums actually paid by Landlord for the maintenance of the insurance required to be maintained pursuant to Section
10.2 of this Lease during such Lease Year; provided, however, that Tenant shall have no obligation to reimburse Landlord for any premiums relating to any buildings other than the Building, and Tenant shall have no obligation to reimburse Landlord for any premiums in excess of commercially reasonable premiums.

     10.5. BLANKET COVERAGE. Any policy required to be maintained hereunder by Tenant may be maintained under a so-called "blanket policy" insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished.

     10.6. SUBROGATION WAIVER. Each insurance policy carried by Landlord or Tenant and insuring all or any part of the Property or the Premises, shall provide that the insurance company waives all rights of recovery by way of subrogation against Landlord or Tenant in connection with all matters included within the scope of the waiver of recovery contained in Section 10.7.

     10.7. WAIVER OF SUBROGATION. To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other
(i) damages for injury to or death of persons, (ii) any loss or damage to property or business, (iii) any loss or damage to buildings or other improvements in the Property or the contents thereof, (iv) any other direct or indirect loss or damage caused by fire or other risks, which loss or damage is of the type generally covered by fire and extended coverage, building and contents, and business interruption insurance, (v) any loss, damage, or liability for which either party may be reimbursed or indemnified as a result of insurance coverage affecting such loss, damage or liability, or (vi) claims arising by reason of any of the foregoing, to the extent that such damages and/or claims under (i) through (vi) are covered (and only to the extent of such coverage) by insurance actually carried by either Landlord or Tenant. This provision is intended to restrict each party (as permitted by law) to recovery against insurance carriers to the extent of such coverage, and waive fully, and for the benefit of each, any rights and/or claims which might give rise to a right of subrogation in any property insurance carrier.

  11.  DAMAGE: CONDEMNATION
       --------------------

       11.1. DAMAGE. Unless this Lease is terminated as provided in this Section, if the Premises or the Building are damaged by fire, casualty, or other cause, Landlord shall promptly restore the same to the condition that existed before such damage. If the Premises (or any portion thereof) are made untenantable as a result of such damage, an equitable abatement or apportionment of rent shall be made during such repairs based on the portion of the Premises rendered untenantable by such damage. If: (i) Landlord reasonably determines that the cost of repairs required by such damage exceeds fifty percent (50%) of the replacement cost of the Premises or the Building, (ii) Landlord reasonably determines that such repairs cannot be reasonably completed within six (6) months from the date of the damage, or (iii) the cause of such damage is not substantially covered by the insurance Landlord is required to maintain pursuant to Section 10(b) hereof, Landlord or Tenant may elect by written notice to the other given within sixty (60) days of the date of such damage to terminate this Lease. If either party fails to timely give such notice, Landlord shall be deemed to have elected to repair such damage, unless all necessary repair or insurance information is unknown, in which event such date shall be extended for an additional thirty (30) days. If either party elects to terminate this Lease, as aforesaid, Landlord shall have no duty to repair the damage.

     11.2. CONDEMNATION. Unless this Lease is terminated as provided in this Section, if the Premises, the Building, or the common areas of the Property are taken by the power of eminent domain, condemnation, or a sale in lieu of condemnation (a "taking"), Landlord shall promptly make all repairs to the Property necessitated by the taking. If the Premises (or any portion thereof) are made untenantable as a result of such taking, an equitable abatement or apportionment of rent shall be made during such repairs based on the portion of the Premises rendered untenantable by such taking. If: (i) Landlord reasonably determines that the cost of repairs required by such taking exceeds fifty percent (50%) of the replacement cost of the Premises, the Building, or the common areas of the Property so taken, or (ii) Landlord reasonably determines that such repairs cannot be reasonably completed within six (6) months from the date of the taking, Landlord or Tenant may elect by written notice to the other given within sixty (60) days of the date of such taking to terminate this Lease. If either party fails to timely give such notice, Landlord shall be deemed to have elected to repair such damage, unless all necessary repair or insurance information is unknown, in which event such date shall be extended for an additional thirty (30) days. If either party elects to terminate this Lease, as aforesaid, Landlord shall have no duty to repair the damage.

     11.3. CONDEMNATION AWARD. In the event of such a termination of this Lease as provided in Section 11(b) hereof, if applicable law then permits Tenant to seek a separate award in a separate action or to make a separate claim in the same action (provided that such separate claim would not reduce the amount of Landlord's award for the value of the taking), Tenant shall seek such separate award or make such separate claim but only for the cost of removal of Tenant's fixtures, equipment, and inventory in the Premises ("Tenant's Condemnation Interest"). If applicable law does not so permit, Landlord shall, to the extent permitted by applicable law, make a claim for or seek as part of its award Tenant's Condemnation Interest, and if Landlord's award or the sales price paid in lieu thereof includes Tenant's Condemnation Interest, Landlord shall pay Tenant's Condemnation Interest to Tenant.

  12.  INDEMNIFICATION
       ---------------

  Tenant shall indemnify Landlord against and save Landlord harmless from all demands, claims, causes of action or judgments, and all reasonable expenses incurred in investigating or resisting the same, for injury to person, loss of life or damage to property occurring on the Premises and arising out of Tenant's use and occupancy, (except if caused by the act or neglect of Landlord, its contractors, agents, or employees), or occurring on the common areas of the Property if caused by the act or neglect of Tenant, its contractors, agents, or employees. Landlord shall indemnify Tenant against and save Tenant harmless from all demands, claims, causes of action or judgments, and all reasonable expenses incurred in investigating or resisting the same, for injury to person, loss of life or damage to property occurring on the common areas of the Property (except if caused by the act or neglect of Tenant, its contractors, agents or employees), or occurring on the Premises if caused by the act or neglect of Landlord, its contractors, agents or employees.

  13. ALTERATIONS AND COMPLIANCE WITH LAWS
      ------------------------------------

  Tenant may make non-structural additions and alterations to the interior of the Premises at its sole expense without Landlord's consent, so long as the same do not affect any of the mechanical systems of the Premises and do not involve penetration of the roof. Notwithstanding the foregoing, Tenant shall have no right to alter the original Building without obtaining the prior consent of the Master Lessor. Tenant shall make no structural or exterior change to the Premises, and shall not penetrate the roof, without the prior written consent of Landlord. At the expiration of the Lease, at the option of Landlord, Tenant shall restore the Premises to the same condition that existed at Tenant's taking possession thereof, reasonable wear and tear and damage by casualty or the elements excepted, and shall, at Landlord's option, remove all or any portion of any additions or alterations constructed by Tenant and repair any damage to the Premises caused by such removal. Any trade or lighting fixtures and/or equipment or other personal property placed in or upon the Premises by Tenant shall remain the property of Tenant, and Tenant shall have the right to remove and/or replace any such property at any time provided that Tenant shall repair any damage to the Premises occasioned by such removal. Notwithstanding the foregoing, Landlord shall make all alterations, additions, or modifications to the Building (including the HVAC, plumbing, and electrical systems servicing the Premises) required by any governmental authority having jurisdiction of the Property, at no cost to Tenant, provided the same are not required because of Tenant's specific use of the Premises, in which case, Tenant shall make such governmentally-required alterations, additions, or modifications to the Premises. Except as set forth in the preceding sentence, Tenant shall comply with all applicable laws relating to the Premises and its tenancy.

  14.  FIXTURES AND SIGNS
       ------------------

  Tenant may, at its own expense, but subject to the terms of Section 13 and subject to the restrictions of any covenants recorded against the Property as of the date of this Lease, install fixtures suitable for its use of the Premises and may erect or place one or more signs concerning its business (in any form, and of any size, so long as such signs comply with applicable laws) on the exterior walls of the Premises. Tenant shall repair any damage to the Premises by the installation or removal of such fixtures or signs. At the end of the Term or hold-over periods, Tenant shall remove all of its fixtures and signs at its sole expense. All fixtures, furnishings, inventory, and equipment installed or stored in the Premises by Tenant shall not be subject to and shall be free of any lien for the payment of rent or the performance of any other obligation under this Lease.

  15.  INSPECTIONS: ACCESS
       -------------------

  Landlord shall have the right to enter the Premises at reasonable times to inspect the condition thereof and, where necessary, to cause repairs to be effected therein. For a period of three (3) months prior to the expiration of this Lease, Landlord shall have access to the Premises at reasonable times for the purpose of exhibiting them to prospective tenants, and shall have the right to post reasonable advertisements indicating that such Premises are for rent.

  16.  ASSIGNMENT AND SUBLETTING
       -------------------------

  Tenant may assign this Lease, or sublet all or any portion of the Premises, to a financially viable third party at any time without obtaining Landlord's consent. No assignment or subletting shall relieve Tenant from its responsibility for the performance of all terms, covenants, and conditions of this Lease. Without limiting the foregoing, no merger, consolidation, or other corporate reorganization of Tenant shall be deemed an assignment requiring Landlord's consent. Notwithstanding the foregoing, if Tenant desires at any time to sublease a portion of the Premises, Tenant shall provide written notice to Landlord. Landlord shall have the right, for a period of ninety (90) days, to cooperate with Tenant in the location of a subtenant for the Premises. The identity of any subtenant suggested by Landlord shall be subject to Tenant's prior approval.

  17.  LIENS
       -----

  If any lien or encumbrance upon Landlord's title results from any intentional or negligent act or omission of Tenant, Tenant shall remove, by bonding over or otherwise, said lien or encumbrance within thirty (30) days after Tenant knows of the existence of the lien or encumbrance, solely at Tenant's cost and expense. Should Tenant fail to remove said lien or encumbrance from Landlord's title within such thirty (30) day period, then Landlord may cause said lien to be removed, and Tenant shall reimburse Landlord for the reasonable costs of such removal, including reasonable attorneys' fees.

  18.  DEFAULT
       -------

       18.1. BY TENANT. Should Tenant default in the payment of rent and such default continue for fifteen (15) days after Tenant receives written notice thereof from Landlord, or should Tenant default in the performance of any other covenant or agreement herein, and such default continue for thirty (30) days after Tenant receives written notice thereof from Landlord, or if the default of Tenant is of a type which is not reasonably curable within thirty (30) days, if Tenant has not commenced to cure same within said thirty (30) day period and does not thereafter diligently pursue the curing of said default to completion, Landlord may, so long as such default continues, exercise any rights or remedies it may have in law or in equity against Tenant.

       18.2. BY LANDLORD. Should Landlord default in the performance of any covenant or agreement herein, and such default continue for thirty (30) days after Landlord receives written notice thereof from Tenant, or if the default is not reasonably curable within thirty (30) days, if Landlord has not commenced to cure same within said thirty (30) day period and does not thereafter diligently pursue the curing of said default to completion, in the event Landlord's default is of a type which can be cured by the payment of money, Tenant may pay any sums necessary to cure such default and deduct the cost thereof, with interest at the rate of ten percent (10%) per annum from the date of Tenant's payment to the date of reimbursement, from rents due and to become due hereunder. In addition to the foregoing, if at any time during the Term Tenant, for more than 48 consecutive hours, is unable to use and occupy the Premises for the purposes, and in the manner, desired by Tenant, other than as a result of the actions or omissions of Tenant, then rent shall thereafter abate proportionately based on the degree to which Tenant's use of the Premises is diminished.

       18.3. REMEDIES CUMULATIVE. Remedies conferred by this Lease are not exclusive and are cumulative and in addition to remedies at law or in equity.

  19.  RELATIONSHIP
       ------------

  Nothing contained herein shall be taken or understood to indicate that the parties hereto are partners or joint venturers, or that they have assumed any relation other than that of landlord and tenant.

  20.  SUCCESSORS IN INTEREST
       ----------------------

  Subject to the terms of Section 16 hereof, the provisions of this Lease shall inure to the benefit of and shall bind the successors, transferees, and assigns of the respective parties hereto.

  21.  ATTORNEYS' FEES
       ---------------

  The unsuccessful party shall pay reasonable attorneys' fees and costs fixed by the court in any action wherein: (a) the other party is successful therein, or (b) a third person commences an action against Landlord and Tenant respecting the Premises, and one of them is held liable and the other exonerated.

  22.  NOTICES
       -------

  All notices required or authorized under this Lease shall be deemed to be properly given if sent by certified mail with return receipt requested as follows:

    To Landlord:  Grissom Redevelopment Authority
                  Grissom Aeroplex
                  1525 W. Hoosier Boulevard
                  Peru, Indiana 46970-3645

    To Tenant:    Cost Plus, Inc.
                  201 Clay Street
                  Oakland, California 94607

Notices shall be effective upon receipt.

  23.  WAIVERS
       -------

  No waiver of any breach of this Lease by either party hereto shall be construed as a waiver of any succeeding breach of the same or any other provision hereof.

  24.  CONSENT
       -------

  Wherever the consent of either party is required herein, such consent shall not be unreasonably withheld, conditioned, or delayed.

  25.  GRAMMAR
       -------

  The use of any pronoun shall be read as masculine, feminine or neuter, as the case may require, and the singular shall be constructed as plural, and vice versa, as the case may require herein.

   26.  HOLDOVER
        --------

  Should Tenant remain in possession of the Premises after expiration of the Term of this Lease with the written consent of Landlord, Tenant shall be deemed to be a hold-over tenant, and shall have a tenancy from month to month, subject to all of the terms, conditions and obligations hereof, except that the rental rate shall be equal to one hundred fifteen percent (115%) of the rate applicable as of the last day of the Term.

   27.  INTEGRATION
        -----------

   This Lease and any exhibits incorporated herein contain the final and entire agreement between the parties hereto, and neither they nor their agents shall be bound by any terms, conditions, statements, warranties or representations, oral or written not herein contained. The following exhibits are deemed incorporated herein by reference:

   Exhibit A     The Master Lease

   Exhibit B-1   Drawing depicting the Premises and the Building

   Exhibit B-2   Drawing depicting the New Premises

   Exhibit C     Initial Landlord Improvements

   28.  QUIET POSSESSION AND AUTHORITY
        ------------------------------

   Landlord represents to Tenant that Landlord is the lessee under the Master Lease of the Property, that Landlord has full right to make this Lease, and that Tenant shall have peaceful and quiet possession of the Premises as against the adverse claim of any party. Landlord and Tenant each represent and warrant to the other that the persons executing this Lease on behalf of such party have the full authority to so execute this Lease, and this Lease shall constitute a binding obligation of such party.

   29. CONDITION OF THE PREMISES
       -------------------------

   29.1. GENERAL CONDITION. Except as expressly set forth in this Lease, Tenant acknowledges that it leases the Premises in their "as is" "where is" condition. Notwithstanding the foregoing, as of the Commencement Date, the mechanical and electrical systems of the Premises shall be in good working order and condition. This Lease shall be governed by the laws of the State of Indiana. Tenant represents to Landlord that Tenant is authorized to do business in the State of Indiana.

   29.2. HAZARDOUS MATERIALS.

     29.2.1. DEFINITION. The term "hazardous substances" as used in the Lease, is defined as follows: "Any element, compound, mixture, solution, particle or substance, which presents danger or potential danger of damage or injury to health, welfare or to the environment including, but not limited to: (i) those substances which are inherently or potentially radioactive, explosive, ignitable, corrosive, reactive, carcinogenic or toxic and (ii) those substances which have been recognized as dangerous or potentially dangerous to health, welfare or to the environment by any federal, municipal, state, county or other governmental or quasi-governmental authority and/or any department or agency thereof."

     29.2.2. TENANT REPRESENTATIONS. Tenant represents and warrants to Landlord and agrees that at all times during the term of this Lease and any extensions or renewals thereof, Tenant shall:

          (i) promptly comply at Tenant's sole cost and expense, (including any remediation of an Environmental Activity caused by Tenant) to the extent related to Tenant's actions, with all laws, orders, rules, regulations, or other requirements, as the same now exist or may hereafter be enacted, amended or promulgated, of any federal, municipal, state, county or other governmental or quasi-governmental authorities and/or any department or agency thereof relating to the manufacturing, processing, distributing, using, producing, treating, storing (above or below ground level), disposing or allowing to be present (the "Environmental Activity") of hazardous substances in or about the Premises (each, a "Law", and all of them, "Laws").

          (ii) indemnify and hold Landlord, its agents and employees, harmless from any and all demands, claims, causes of action, penalties, liabilities, judgments, damages (including consequential damages) and expenses including, without limitation, court costs and reasonable attorneys' fees incurred by Landlord as a result of (a) Tenant's failure or delay in properly complying with any Law, or (b) any adverse effect which results from the Environmental Activity, whether Tenant or Tenants subtenants or any of their respective agents, employees, contractors or invitees, with or without Tenant's consent has caused, either intentionally or unintentionally, such Environmental Activity. If any action or proceeding is brought against Landlord, its agents or employees by reason of any such claim, Tenant, upon notice from Landlord, will defend such claim at Tenant's expense with counsel reasonably satisfactory to Landlord. This indemnity obligation by Tenant of Landlord will survive the expiration or earlier termination of this Lease.

          (iii) in the event there is a release of any hazardous substance as a result of or in connection with any Environmental Activity by Tenant or any of Tenant's subtenants or any of their respective agents, employees, contractors or invitees, which must be remediated under any Law, Tenant, at its sole cost and expense, shall perform the necessary remediation in accordance with a detailed plan of remediation which shall have been approved in advance in writing by Landlord. Landlord shall give notice to Tenant within thirty (30) days after Landlord receives notice or obtains knowledge of the required remediation. The rights and obligations of Landlord and Tenant set forth in this subparagraph
(iii) shall survive the expiration or earlier termination of this Lease.

   29.2.3. LANDLORD REPRESENTATIONS. Landlord represents and warrants to Tenant and agrees that at all times during the term of this Lease and any extensions or renewals thereof, Landlord shall:

          (i) promptly comply at Landlord's sole cost and expense, with all Laws relating to any Environmental Activity in or about the Property, except to the extent that such Environmental Activity is performed by Tenant.

          (ii) indemnify and hold Tenant, its agents and employees, harmless from any and all demands, claims, causes of action, penalties, liabilities, judgments, damages (including consequential damages) and expenses including, without limitation, court costs and reasonable attorneys' fees incurred by Tenant as a result of (a) Landlord's failure or delay in properly complying with any Law, or (b) any adverse effect which results from any Environmental Activity, other than Tenant's Environmental Activity. If any action or proceeding is brought against Tenant, its agents or employees by reason of any such claim, Landlord, upon notice from Tenant, will defend such claim at Landlord's expense with counsel reasonably satisfactory to Tenant. This indemnity obligation by Landlord of Tenant will survive the expiration or earlier termination of this Lease.

          (iii) in the event there is a release of any hazardous substance as a result of or in connection with any Environmental Activity by any person other than Tenant or any of Tenant's subtenants or any of their respective agents, employees, contractors or invitees, which must be remediated under any Law, Landlord shall perform the necessary remediation, at Landlord's sole cost and expense or shall cause such remediation to be performed by the person or entity responsible for such release, including but not limited to, the United States Air Force. Landlord shall give notice to Tenant within thirty (30) days after Landlord receives notice or obtains knowledge of the required remediation. The rights and obligations of Landlord and Tenant set forth in this subparagraph
(iii) shall survive the expiration or earlier termination of this Lease.

   30.  SUBORDINATION AND NON-DISTURBANCE
        ---------------------------------

   At Landlord's election, this Lease shall automatically become subordinate to any mortgage, deed of trust, or other security instrument secured in whole or in part by the Property (any one or more of the foregoing individually or collectively called an "Encumbrance") which shall hereafter be placed on the Premises or the Property, provided that Landlord first obtains from the holder of the Encumbrance a so-called non-disturbance agreement in a commercially reasonable form. Landlord represents and warrants to Tenant that on the date of this Lease there exists no Encumbrance against the Property.

   31.  ESTOPPEL CERTIFICATES
        ---------------------

   At any time, and from time to time during the Term, Landlord and Tenant, on at least twenty (20) days prior written request of the other, shall execute, acknowledge and deliver to the party making such request, a statement in writing, certifying (i) the date of commencement of the Lease, (ii) that the Lease is unmodified and in full force and effect (or, if there have been modifications, that the same are in full force and effect as modified, and stating the date(s) of the modification(s)), and (iii) stating the dates to which rent and other charges have been paid and such other reasonable information as may be requested with respect to the status of the Lease and the performance or non-performance by the other party of its obligations hereunder. In the event either party fails to give an estoppel certificate within the time provided for, after proper notice and request, the party requesting such statement can treat the refusal as a default under this Lease and seek recourse to the remedies granted herein. Landlord shall reimburse Tenant for its attorneys' fees and costs incurred in connection with the delivery of more than one estoppel certificate in any twelve month period ("Excess Certificates") in an amount not to exceed $500.00 for each such Excess Certificate.

   32.  SECURITY DEPOSIT
        ----------------

   As security for Tenant's performance of its obligations herein, Tenant shall deposit with Landlord $24,630.00 upon mutual execution of this Lease. If Tenant is in default at any time, Landlord may use the security deposit, or any portion thereof, to cure the default following applicable notice to Tenant and cure periods. Tenant shall on demand by Landlord deposit with Landlord a sum equal to any portion of the security deposit expended or applied by Landlord as provided in this Section so as to maintain the security deposit in the sum initially deposited with Landlord. Landlord shall purchase a time deposit with a federally insured financial institution mutually agreeable to both Landlord and Tenant Such time deposit shall be in the name of Landlord but all interest thereon paid prior to the occurrence of an event of default by Tenant under the Lease shall be delivered by Landlord to Tenant annually. If Tenant is not in default at the expiration or earlier termination of this Lease, Landlord shall return the security deposit to Tenant.

   IN WITNESS WHEREOF, this Lease has been duly executed by Landlord and Tenant as of the day and year first above written.

LANDLORD:                           TENANT:

GRISSOM REDEVELOPMENT AUTHORITY,    COST PLUS, INC., A CALIFORNIA CORPORATION

A DULY CONSTITUTED REDEVELOPMENT
AUTHORITY


By: /s/ James B. Clary              By: /s/ Dennis R. Daugherty
   -----------------------              --------------------------
   Its: Chairperson                     Its: Ex VP Operations


By:                                 By:
   -----------------------              --------------------------
   Its:                             Its:
       -------------------              --------------------------

                                                    LEASE NO: BCA-GRL-13-96-0401


                          DEPARTMENT OF THE AIR FORCE

                               LEASE OF PROPERTY

                   ON FORMER GRISSOM AIR FORCE BASE, INDIANA

                               Table of Contents

                                                            Page Number
                                                            -----------
Recitals                                                                1
Leased Premises                                                         2
CONDITIONS                                                              2
----------
 1.   Term                                                              2
 2.   Easements and Rights-Of-Way                                       3
 3.   Condition Of Leased Premises                                      4
 4.   Rent                                                              5
 5.   Other Agreements                                                  5
 6.   Use Of Leased Premises                                            6
 7.   Default and Termination                                           7
 8.   Taxes                                                             7
 9.   Surrender Of Leased Premises                                      8
10.   Environmental Protection                                          8
11.   Maintenance Of Leased Premises                                   14
12.   Damage To Government Property                                    14
13.   Access and Inspection                                            14
14.   General Indemnification By Lessee                                15
15.   Insurance                                                        15
16.   Compliance With Applicable Laws                                  19
17.   Construction and Alterations                                     20
18.   Utilities and Services                                           21
19.   Notices                                                          22
20.   Assignments, Subleases and Licenses                              23
21.   Historic Property                                                24
22.   Disputes                                                         25
23.   General Provisions                                               27
24.   Restrictions On Use Of Leased Premises                           29
25.   Government Representatives and Their Successors                  30
26.   Amendments                                                       30
27.   Transaction Specific Provisions                                  31
28.   Liens and Mortgages                                              33
29.   Notice Of Hazardous Substances                                   36
30.   Reporting To Congress                                            36
31.   Exhibits                                                         36

                                                    LEASE NO: BCA-GRL-13-96-0401


                          DEPARTMENT OF THE AIR FORCE

                               LEASE OF PROPERTY

                   ON FORMER GRISSOM AIR FORCE BASE, INDIANA

     THIS LEASE ("Lease") is made between the Secretary of the Air Force, on behalf of the United States of America ("Government" or "Air Force") and the Grissom Redevelopment Authority, a duly constituted Redevelopment Authority established under I.C. 36-7-14.5-7, in the State of Indiana. The Government and the Grissom Redevelopment Authority may be referred to jointly as the "Parties," and each separately may be referred to as a "Party."

                                    RECITALS
                                    --------

     A. The Grissom Redevelopment Authority desires to acquire under an Economic Development Conveyance a portion of the lands comprising Grissom Air Force Base ("AFB"), Indiana, and has submitted to the Air Force an Application for an Economic Development Conveyance for those lands and the improvements thereon, together with certain related personal property thereon.

     B. The Air Force, pursuant to its authority under the Defense Base Closure and Realignment Act of 1990, Pub. L. No. 101-510 to dispose of the real property and related personal property comprising the former Grissom AFB, has accepted the Grissom Redevelopment Authority's Application for an Economic Development Conveyance and has entered into an Economic Development Conveyance Agreement.

     C. Upon its compliance with the requirements of Section 120(h) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. (S) 9620), and other legal and policy requirements, the Government intends to convey to the Grissom Redevelopment Authority by one or more quitclaim deeds the property identified in the Economic Development Conveyance Agreement, subject to certain reservations, restrictions, conditions and exceptions, for the purpose of furthering economic development, and the Grissom Redevelopment Authority has agreed to accept such conveyance or conveyances.

     D. Pending such conveyance by deed of the property identified in the Economic Development Conveyance Agreement, the Grissom Redevelopment Authority desires to enter into immediate possession of such property and use, operate and maintain it, subject to and in accordance with all of the terms and conditions set out in the Economic Development Conveyance Agreement and this Lease.

     E. The Secretary of the Air Force is entering into this Lease under the authority contained in 10 U.S.C. (S) 2667.

     F. The Secretary of the Air Force has determined, in accordance with the authority contained in 10 U.S.C. (S) 2667(f), that the surplus property hereby leased would facilitate State and local economic readjustment efforts by providing new opportunities for commercial and industrial redevelopment that will spur job creation and accelerate economic redevelopment, and leasing such property pending its conveyance by deed will be advantageous to the United States and in the public interest.

     G. The Grissom Redevelopment Authority is entering into this Lease under the authority of I.C. 36-7-14.5-12.5(c)(1).

                                Leased Premises
                                ---------------

     NOW, THEREFORE, the Secretary of the Air Force, by virtue of the authority conferred by law, for the consideration set out below, hereby leases to the Grissom Redevelopment Authority the premises and property consisting of certain lands with improvements thereon together with certain related personal property thereon, comprising a portion of the former Grissom AFB and more particularly described in Exhibit A hereto and shown on Exhibit B hereto, (collectively, "Leased Premises"), for use pending its conveyance by deed pursuant to the Defense Base Closure and Realignment Act of 1990, Pub. L. No. 101-510.

     THIS LEASE is granted subject to the following conditions:

                                   CONDITIONS
                                   ----------

                                  CONDITION 1

TERM
----

     1.1. This Lease shall be for a term of years, beginning upon the execution of the Lease by the Parties ("Term Beginning Date") and ending with respect to any part or all of the Leased Premises upon the conveyance and delivery of the deed for that part or all of the Leased Premises to the Authority, or at midnight on the day which is fifty (50) years from the Term Beginning Date, whichever first occurs, unless sooner terminated in accordance with the provisions of this Lease.

                                  CONDITION 2

EASEMENTS AND RIGHTS-OF-WAY
---------------------------

   2.1. This Lease is subject to all outstanding and future easements, rights, and rights-of-way for any purpose with respect to the Leased Premises. The holders of such easements and rights-of-way ("outgrants") shall have reasonable rights of ingress and egress over the Leased Premises, consistent with Lessee's right to quiet enjoyment of them under this Lease, in order to carry out the purpose of the outgrant. These rights may also be exercised by workers engaged in the construction, installation, maintenance, operation, repair, or replacement of facilities located on the outgrants and by any Federal, State, or local official engaged in the official inspection thereof. Such future easements, rights, and rights-of-way may include, without limitation, facilities for telephone, gas, and electric service serving both the Leased Premises and adjoining property. The restriction of this Condition 2.1 is subject to the Lessee's right to relocate utility lines and facilities owned by it, and to seek the relocation of utility lines and facilities now or hereafter owned by others, in furtherance of the redevelopment of the Leased Premises so long as the Lessee continues to, with regard to utility lines and facilities owned by it, provide, and with respect to utility lines and facilities now or hereafter owned by others, allow the provision of, substantially equivalent utility service to adjoining properties of the former Grissom AFB as that existing on the date of this Lease. The recognition by the Lessor of the Lessee's right to seek the relocation of utility lines and facilities now or hereafter owned by others shall not be construed as a grant of any priority, preference, interest, or rights in the Lessee over the rights or interests now or hereafter granted to other parties in, without limitation, gas, electric, and telephone lines about to be transferred to other parties by the Lessor (together with non-exclusive easements for such lines), as well as cable television and other lines. The Lessee understands that it will have to obtain the agreement of the owner of any such lines and facilities in conjunction, and prior to proceeding, with any relocation plans.

   2.2. The United States and any successor or successors in interest in or to any property owned or controlled by the Government and not included in the Leased Premises shall have the right of access to and from such property or any portion thereof to the nearest public road or public way along roadways open to public use and the use of the roadways described in Exhibit A, in common with other users of the Leased Premises, and all necessary and convenient rights of access to such roadways from contiguous parcels upon such reasonable terms and conditions as the Lessee may impose. The Lessee shall have the right to relocate access roads and roadways in furtherance of its redevelopment of the Leased Premises so long as it continues to provide substantially equivalent vehicular and pedestrian access to adjoining properties of the former Grissom AFB as that existing on the date of this Lease.

                                  CONDITION 3

CONDITION OF LEASED PREMISES
----------------------------

   3.1. The Lessee has inspected, knows and accepts the condition and state of repair of the Leased Premises. It is understood and agreed that they are leased in an "as is, where is" condition without any representation or warranty by the Government concerning their condition and without obligation on the part of the Government to make any alterations, repairs or additions. The Government shall not be liable for any latent or patent defects in the Leased Premises. The Lessee acknowledges that the Government has made no representation or warranty concerning the condition and state of repair of the Leased Premises nor any agreement or promise to alter, improve, adapt, or repair them which has not been fully set forth in this Lease.

   3.2. Prior to the Term Beginning Date, the following reports will be prepared by the Government and attached as exhibits:

          3.2.1. A physical condition report ("PCR") signed by representatives of the Government and the Lessee as Exhibit C. The PCR sets forth the agreed physical appearance and condition of the Leased Premises on the Term Beginning Date as determined from a joint inspection of them by the Parties. A videotape of the Leased Premises shall be made by the Parties at the time that they inspect them for use in the preparation of the PCR. The videotape shall be preserved by the Government for the term of this Lease and for a period of one
(1) year thereafter.

          3.2.2. An environmental condition report ("ECR"), signed by representatives of the Government and the Lessee, as Exhibit D. The ECR sets forth those environmental conditions and matters on and affecting the Leased Premises on the Term Beginning Date, as determined from the records and analyses reflected therein.

   3.3. At the expiration or earlier termination of the lease, the following reports will be prepared by the Government and attached as exhibits and made a part of the Lease within ten (10) business days after the expiration of the Lease for that part or all of the Leased Premises conveyed by delivery of a deed therefor to the Lessee, or the Lessee vacates the Leased Premises, as the case may be:

          3.3.1. An update of the PCR, signed by representatives of the Government and the Lessee as Exhibit C-1. The update of the PCR will set forth the agreed physical appearance and condition of the Leased Premises on the ending date of the Lease as determined from a joint inspection of them by the Parties.

          3.3.2. An update of the ECR, signed by representatives of the Government and the Lessee, as Exhibit D-1. The update of the ECR will set forth those environmental conditions and matters on and affecting the Leased Premises on the ending date of the Lease as determined from the records and analyses reflected therein.

                                  CONDITION 4

RENT
----

   4.1. The Lessee shall pay to the United States nominal cash rent in the amount of ONE DOLLAR ($1.00) the receipt and sufficiency of which is hereby acknowledged, for the term of the Lease.

   4.2. The Lessee shall pay to the Government on demand any sum which may have to be expended after the termination of this Lease in restoring the Leased Premises to the condition required by Condition 9. Compensation in such case shall be made payable to the Treasurer of the United States and forwarded by the Lessee direct to:

               11 WG/FMAO
               1430 Air Force Pentagon, Room 5E152
               Washington DC 20330-1430

     A copy of any payment instrument or transmittal letter shall also be sent to the Air Force Base Conversion Agency ("AFBCA") Operating Location-L Site Manager, Grissom AFB ("Site Manager").

     4.3. The Lessee also shall provide as consideration protection and maintenance and assume sole operating responsibility for the various portions of the Leased Premises in accordance with the provisions of the Lease.

                                  CONDITION 5

OTHER AGREEMENTS
----------------

     5.1. This Lease is entered into pursuant to certain provisions in the Economic Development Conveyance Agreement identified above in the Recitals.

          5.1.1. In the event of any inconsistency between any provisions of the Economic Development Conveyance Agreement and any provisions of the Lease, the provisions of the Economic Development Conveyance Agreement will control.

          5.1.2 The Parties understand and agree that any termination of the Lease pursuant to Condition 7 below shall not effect or be construed to effect a termination of the Economic Development Conveyance Agreement. The Economic Development Conveyance Agreement remains in full force and effect until it is terminated or expires pursuant to its terms.

     5.2. Operating Agreement. The Operating Agreement attached hereto as Exhibit E is incorporated into this Lease by reference. In the event of any amendment of the Operating Agreement, the amended Operating Agreement will be deemed to be incorporated into this Lease in lieu of the existing one.

          5.2.1. In the event of any inconsistency between any provisions of the Operating Agreement, as it presently exists or may be amended in the future, and any provisions of this Lease, the provisions of this Lease will control.

                                  CONDITION 6

USE OF LEASED PREMISES
----------------------

     6.1. The Leased Premises may be used for any lawful purposes. The term "any lawful purposes" shall include all uses in connection with any uses permitted by Federal, State, and local law and purposes contemplated within the scope of the Final Environmental Impact Statement, Disposal and Reuse of Grissom Air Force Base, Indiana (U.S. Air Force, September 1994) ("FEIS") and the Record of Decision dated October 11, 1995 (including attachments thereto) ("ROD").

     6.2. The Lessee acknowledges that it has read the FEIS and the ROD and understands that the operations described in the FEIS and ROD are the only ones that have been assessed in compliance with the National Environmental Policy Act of 1969 ("NEPA") and, subject to the provisions of Condition 6.1, are the only ones that constitute permitted uses under this Lease. The Lessee agrees that during the term of this Lease, any operation, type and quantity of chemicals used or emissions caused by, employees, vehicle trips, or any other parameter contained in the FEIS and ROD (collectively, "FEIS/ROD Parameters") which might have environmental impact or are regulated by Federal or State environmental laws shall not be exceeded. The FEIS and ROD are on file at Grissom AFB. The Site Manager will make copies available, on request.

     6.3. Certain related personal property is included in the Leased Premises and identified in Exhibit A (collectively, "Related Personal Property"). The Related Personal Property is an integral part of the Leased Premises and may only be used by the Lessee in connection with its use of the real property included in the Leased Premises. The Lessee may not sell, transfer, donate or otherwise dispose of any Related Personal Property. Neither may the Lessee remove any Related Personal Property from the real property included in the Leased Premises for use elsewhere.

                                  CONDITION 7

DEFAULT AND TERMINATION
-----------------------

     7.1. The following shall constitute a default and breach of this Lease by the Lessee: The failure to comply with any provision of this Lease, where such failure to comply continues for thirty (30) days after delivery of written notice thereof by the Government to the Lessee. If, however, the time required to return to compliance exceeds the thirty (30) day period, the Lessee shall not be deemed to be in default if the Lessee within such period shall begin the actions necessary to bring it into compliance with the Lease in accordance with a compliance schedule acceptable to the Government.

     7.2. No default or breach shall be deemed to have occurred for any period of time during which the Parties are attempting to resolve a dispute, pursuant to the procedures provided for in Condition 22 in relation to the actions or inactions which are the subject of the alleged default or breach. If pursuant to dispute resolution, the default or breach is determined to have occurred, the Lessee's period for cure shall not begin until the day after the final decision on the dispute is issued.

     7.3. This Lease may be terminated by the Government as provided below in this Condition 7.3. The Lessee hereby waives any claims or suits against the Government arising out of any such termination.

          7.3.1. The Director, AFBCA, or the Deputy Assistant Secretary of the Air Force (Installations) may terminate this Lease as to all or any part of the Leased Premises at any time after expiration of the cure period provided for in Condition 7.1 upon written notice of the termination ("Termination Notice") to the Lessee in the event of any such default and breach of the Lease by the Lessee. The Termination Notice shall be effective as of a day to be specified therein, which shall be at least thirty
(30) days after its receipt by the Lessee.

                                  CONDITION 8

TAXES
-----

     8.1. The Lessee shall pay to the proper authority, when and as the same become due and payable, all taxes, assessments, and similar charges which, at any time during the term of this Lease may be imposed upon the Lessee with respect to the Leased Premises. The consent of Congress to State and local taxation of the Lessee's interest in the Leased Premises, whether or not the Leased Premises are in an area of exclusive Federal jurisdiction, is contained in 10 U.S.C. (S) 2667(e). Should Congress consent to taxation of the Government's interest in the property, this Lease shall be renegotiated.

                                  CONDITION 9

SURRENDER OF LEASED PREMISES
----------------------------

     9.1. The Lessee shall vacate and surrender the Leased Premises to the Government upon any termination of the Lease pursuant to Condition 7. In the event the Lessee is obligated to vacate and surrender the Leased Premises in accordance with the preceding sentence, the Lessee shall, within ninety (90) days after the effective date of such termination, remove its property from the Leased Premises and restore them to as good order and condition, reasonable wear and tear and damage beyond the control of the Lessee excepted, as that existing on the Term Beginning Date, subject to Conditions 15 and 17. If the Lessee shall fail or neglect to remove its property, then, at the option of the Air Force, the property shall either become the property of the United States without compensation therefor, or the Air Force may cause it to be removed and the Leased Premises to be so restored at the expense of the Lessee, and no claim for damages against the United States or its officers, employees or agents shall be created by or made on account of such removal and restoration work.

                                  CONDITION 10

ENVIRONMENTAL PROTECTION
------------------------

     10.1. The Lessee and any sublessee shall comply with all Federal, State, and local laws, regulations, and standards that are or may become applicable to Lessee's activities on the Leased Premises.

     10.2. The Lessee and any sublessee shall be solely responsible for obtaining at its cost and expense any environmental permits required for its operations under the Lease, independent of any existing permits.

     10.3. The Lessee and any sublessee shall, to the extent permitted under applicable law, indemnify, save, and hold harmless the Government from any damages, costs, expenses, liabilities, fines, or penalties resulting from releases, discharges, emissions, spills, storage, disposal, or any other acts or omissions by the Lessee (or sublessee), its officers, agents, employees, contractors, or sublessees, or licensees, or the invitees of any of them, giving rise to Government liability, civil or criminal, or responsibility under Federal, State, or local environmental laws. This Condition shall survive the expiration or termination of the Lease, and the Lessee's obligations hereunder shall apply whenever the Government incurs costs or liabilities for the Lessee's actions of the types described in this Condition 10.

     10.4. The Government's rights under this Lease specifically include the right for Government officials to inspect upon reasonable notice the Leased Premises for compliance with environmental, safety, and occupational health laws and regulations, whether or not the Government is responsible for enforcing them. Such inspections are without prejudice to the right of duly constituted enforcement officials to make such inspections. The Government normally will give the Lessee or sublessee twenty-four (24) hours prior notice of its intention to enter the Leased Premises unless it determines the entry is required for safety, environmental, operations, or security purposes. The Lessee shall have no claim on account of any entries against the United States or any officer, agent, employee, or contractor thereof.

     10.5. The Government is not responsible for any removal or containment of asbestos. If the Lessee or any sublessee intend to make any Alterations that require the removal of asbestos, an appropriate asbestos disposal plan must be incorporated in the Alterations Plan and/or Utility Designs to be submitted to the Site Manager under Condition 17. The asbestos disposal plan will identify the proposed disposal site for the asbestos

     10.6. The Lessee shall be responsible for the removal or containment of asbestos or asbestos containing material (collectively, "ACM") existing in the Leased Premises on the Term Beginning Date as identified in the ECR attached hereto as Exhibit D, when such ACM is damaged or deteriorated to the extent that it creates a potential source of airborne fibers. Such ACM shall be referred to herein as "damaged or deteriorated." Occupancy of any portion of the Leased Premises containing such damaged or deteriorated ACM shall not occur until all such hazards resulting from the damaged or deteriorated ACM have been abated by the Lessee. ACM which later during the period of this Lease becomes damaged or deteriorated through the passage of time, or as a consequence of the Lessee's or sublessee's activities under this Lease, including but not limited to any emergency, will be abated by the Lessee at its sole cost and expense. In addition, in an emergency, the Lessee will notify the Government as soon as practicable of its emergency ACM responses. The Lessee shall be responsible for monitoring the condition of existing ACM on the Leased Premises for deterioration or damage and accomplishing repairs pursuant to the applicable conditions of this Lease.

     10.7. Notwithstanding any other provision of the Lease, the Lessee and its sublessees do not assume any liability or responsibility for environmental impacts and damage caused by the Government's use of toxic or hazardous wastes, substances, or materials on any portion of Grissom AFB, including the Leased Premises. The Lessee and its sublessees have no obligation under this Lease to undertake the defense of any claim or action, whether in existence now or brought in the future, solely arising out of the use of or release of any toxic or hazardous wastes, substances, or materials on or from any part of Grissom AFB, including the Leased Premises, prior to the earlier of the first day of Lessee's occupation or use of each such portion of or such building, facility or other improvement on the Leased Premises under any instrument entered into between the Parties or the Term Beginning Date. Further, the Lessee and its sublessees have no obligation under this Lease to undertake environmental response, remediation, or cleanup relating to such use or release.

          10.7.1. For the purposes of this Condition, "defense" or "environmental response, remediation, or cleanup" include liability and responsibility for the costs of damage, penalties, legal, and investigative services relating to such use or release. "Occupation" or "use" shall mean any activity or presence (including preparation and construction) in or upon such portion of, or such building, facility, or other improvement on the Leased Premises.

          10.7.2. This Condition does not relieve the Lessee and its sublessees of any obligation or liability they might have or acquire with regard to third parties or regulatory authorities by operation of law.

          10.7.3. The Air Force recognizes and acknowledges its obligations under Section 330 of the National Defense Authorization Act, 1993, Pub. L. 102-484, as amended, which provides for indemnification of certain transferees of closing defense property.

          10.7.4. This Condition 10.7 shall survive the expiration or termination of the Lease.

     10.8. The Lessee expressly acknowledges that it fully understands that some or all of the response actions to be undertaken with respect to the FFA or the Grissom AFB Installation Restoration Program ("IRP") may impact the Lessee's quiet use and enjoyment of the Leased Premises. The Lessee agrees that notwithstanding any other provision of the Lease, the Government assumes no liability to the Lessee or its sublessees should implementation of the FFA, the Grissom AFB IRP, or other hazardous waste cleanup requirements, whether imposed by law, regulatory agencies, or the Air Force or the Department of Defense, interfere with the Lessee's or any sublessee's use of the Leased Premises. The Lessee shall have no claim against the United States or any officer, agent, employee or contractor thereof on account of any such interference, whether due to entry, performance of remedial or removal investigations, or exercise of any right with respect to the FFA or the Grissom AFB IRP or under this Lease or otherwise.

     10.9. The Lessee agrees to comply with the provisions of any health or safety plan in effect under the Grissom AFB IRP or any hazardous substance remediation or response agreement with environmental regulatory authorities during the course of any of the above described response or remedial actions. Any inspection, survey, investigation, or other response or remedial action will, to the extent practicable, be coordinated with representatives designated by the Lessee and any sublessee or assignee. The Lessee and any sublessees, assignees, licensees, or invitees shall have no claim on account of such entries against the United States or any officer, agent, employee, contractor, or subcontractor thereof.

     10.10. The Lessee and any sublessees must comply with all applicable Federal, State, and local laws, regulations, and other requirements relating to occupational safety and health, the handling and storage of hazardous materials, and the proper generation, handling, accumulation, treatment, storage, disposal, and transportation of hazardous wastes. The Lessee or its sublessees will not accomplish any treatment, storage, or disposal of hazardous waste unless the Lessee is in possession of a valid permit issued to it under the Resource Conservation and Recovery Act, as amended ("RCRA"). The Lessee shall not treat, store, or dispose of any hazardous waste under, pursuant to, or in reliance upon any permit issued to the United States Air Force. The Lessee shall be liable for any violations of these requirements by its sublessees. The Lessee shall be liable for the cost of proper disposal of any hazardous waste generated by its sublessees in the event of failure by the sublessees to dispose properly of such wastes.

     10.11. The Lessee and any sublessees must maintain and make available to the Air Force all records, inspection logs, and manifests that track the generation, handling, storage, treatment, and disposal of hazardous waste, as well as all other records required by applicable laws and requirements. The Air Force reserves the right to inspect the facility and Lessee and sublessee records for compliance with Federal, State, local laws, regulations, and other requirements relating to the generation, handling, storage, treatment, and disposal of hazardous waste, as well as to the discharge or release of hazardous substances. Violations will be reported by the Air Force to appropriate regulatory agencies, as required by applicable law. The Lessee and its sublessees will be liable for the payment of any fines and penalties which may accrue as a result of the actions of Lessee or its sublessees.

     10.12. The Lessee shall have a completed and approved plan prior to commencement of operations on the Leased Premises for responding to hazardous waste, fuel, and other chemical spills. Such plan shall comply with all applicable requirements and shall be updated from time to time as may be required to comply with changes in site conditions or applicable requirements and shall be approved by all agencies having regulatory jurisdiction over such plan. The plan shall be independent of Air Force spill prevention and response plans. The Lessee shall not rely on use of Grissom AFB personnel or equipment in execution of its plan. The Lessee shall file a copy of the approved plan and approved amendments thereto with the Site Manager within fifteen (15) days of approval. Notwithstanding the foregoing, should the Government provide any personnel or equipment, whether for initial fire response and/or spill containment or otherwise on request of the Lessee, or because the Lessee was not, in the opinion of the Government, conducting timely cleanup actions, the Lessee agrees to reimburse the Government for its costs in accordance with all applicable laws and regulations.

     10.13. The Lessee shall strictly comply with the hazardous waste permit requirements under the Resource Conservation and Recovery Act or its State equivalent and any other applicable laws, rules, and regulations. The Lessee must provide at its own expense such hazardous waste storage facilities which comply with all laws and regulations as it may need for storage. Government hazardous waste storage facilities will not be available to the Lessee or any sublessee. Any violation of the requirements of this Condition shall be deemed a material breach of this Lease.

     10.14. Air Force accumulation points for hazardous and other wastes will not be used by the Lessee or any sublessee. Neither will the Lessee or sublessee permit its hazardous waste to be commingled with hazardous waste of the Air Force.

     10.15. The Lessee shall not discharge or allow the discharge of any dredged or fill material into any waters or wetlands on the Leased Premises except in compliance with Condition 24 and with the express written consent of the Site Manager.

     10.16. The Lessee acknowledges receipt under separate cover of the Environmental Baseline Survey ("EBS") for the Leased Premises, dated December 1993.

     10.17. Prior to the storage, mixing, or application of any pesticide, as that term is defined under the Federal Insecticide, Fungicide, and Rodenticide Act, the Lessee shall prepare a plan for storage, mixing, and application of pesticides ("Pesticide Management Plan"). The Pesticide Management Plan shall be sufficient to meet all applicable Federal, State, and local pesticide requirements. The Lessee shall store, mix, and apply all pesticides within the Leased Premises only in strict compliance with the Pesticide Management Plan. The pesticides will only be applied by a licensed applicator.

     10.18. The Lessee shall comply with all requirements of the Federal Water Pollution Control Act, the National Pollutant Discharge Elimination System ("NPDES"), and any applicable State or local requirements. If the Lessee discharges wastewater to a publicly-owned treatment works, the Lessee or its sublessees must submit an application for its discharge ("Pretreatment Permit Application") prior to the start of the Lease. The Lessee or sublessees will be responsible for meeting all applicable wastewater discharge permit standards. The Lessee will not discharge wastewater under the authority of any NPDES permit, pretreatment permit or any other permit issued to Grissom AFB. The Lessee or its sublessees shall make no use of any septic tank installed on Grissom AFB.

     10.19. The Lessee must notify the Site Manager of Lessee's intent to possess, store, or use any licensed or licensable source or byproduct materials, as those terms are defined under the Atomic Energy Act and its implementing regulations; of Lessee's intent to possess, use, or store radium; and of Lessee's intent to possess or use any equipment producing ionizing radiation and subject to specific licensing requirements or other individual regulations, at least sixty (60) days prior to the entry of such materials or equipment upon Grissom AFB. Upon notification, the Site Manager may impose such requirements, including prohibition of possession, use, or storage, as deemed necessary to adequately protect health and the human environment. Thereafter, the Lessee must notify the Site Manager of the presence of all licensed or licensable source or byproduct materials, of the presence of all radium, and of the presence of all equipment producing ionizing radiation and subject to specific licensing requirements or other individual regulation; provided, however, that the Lessee need not make either of the above notifications to the Site Manager with respect to source and byproduct material which is exempt from regulation under the Atomic Energy Act. The Lessee shall not, under any circumstances, use, own, possess or allow the presence of special nuclear material on the Leased Premises.

     10.20. The Lessee further agrees that it shall provide, or shall require its sublessee or licensee to provide the Air Force with prior written notice accompanied by a detailed written description of all proposals for any Alterations (as defined in Condition 17.1) which may impede or impair any activities under the Grissom AFB IRP (or the FFA if applicable) or are to be undertaken in certain areas of the Leased Premises identified as "Areas of Special Notice" on Exhibit F hereto. These Areas of Special Notice consist of either "operable units" (as defined in the National Contingency Plan) or other areas of concern because of the potential for environmental contamination and include buffer areas as shown on Exhibit F. The notice and accompanying written description of said proposals shall be provided to the Air Force sixty (60) days in advance of the commencement of any such Alterations. In addition, Alterations shall not commence until Lessee has complied with the Provisions of Condition
17.3. The detailed written description said proposals shall include a description of the effect such planned work may have with respect to site soil and groundwater conditions and the cleanup efforts contemplated under the Grissom AFB IRP and the FFA. Notwithstanding the preceding three sentences, the Lessee or its sublessees shall be under no obligation to provide advance written notice of any Alterations that will be undertaken totally within any structure located on the Leased Premises, provided that such work will not impede or impair any activities under the Grissom AFB IRP or the FFA. However, any work below the floor of any such structure within any Area of Special Notice that will involve excavating in and/or disturbing concrete flooring, soil and/or groundwater or will impede or impair any activities under the Grissom AFB IRP or the FFA will be subject to the sixty (60) day notice requirement imposed by this Condition 10.20

     10.21. The Government and its officers, agents, employees, contractors, and subcontractors have the right, upon reasonable notice to the Lessee and any sublessee, to enter upon the Leased Premises for the purposes enumerated in this subparagraph:

          10.21.1. To conduct investigations and surveys, including, where necessary, drilling, soil and water sampling, testpitting, testing soil borings and other activities related to the IRP;

          10.21.2. To inspect filed activities of the Government and its contractors and subcontractors in implementing the IRP;

          10.21.3. To conduct any test or survey related to the implementation of the IRP or environmental conditions at the leased premises or to verify any data submitted to the EPA or by the Government relating to such conditions;

          10.21.4. To construct, operate, maintain or undertake any other response or remedial action as required or necessary under the IRP, including, but not limited to, monitoring wells, pumping wells and treatment facilities.

                                  CONDITION 11

MAINTENANCE OF LEASED PREMISES
------------------------------

     11.1. Except as detailed in Condition 27, the Lessee, at no expense to the Government, shall at all times protect, preserve, and maintain (or require its sublessees to maintain) the Leased Premises (or applicable subleased premises), including any improvements and Government-owned personal property located thereon, in good order and condition, and exercise due diligence in protecting the Leased Premises against damage or destruction by fire and other causes, subject to the applicable provisions of Conditions 4, 10, 15, 17, and 24. The Lessee shall comply (and require its sublessees to comply) with the provisions of Conditions 10, 17, and 24 in conducting any maintenance activities required to be performed hereunder.

                                  CONDITION 12

DAMAGE TO GOVERNMENT PROPERTY
-----------------------------

     12.1. Any real or personal property of the United States (other than property described in Exhibit A) damaged or destroyed by the Lessee incident to the Lessee's use and occupation of the Leased Premises shall be promptly repaired or replaced by the Lessee to the satisfaction of the Site Manager. In lieu of such repair or replacement, the Lessee shall, if so required by the Site Manager, pay to the United States money in an amount sufficient to compensate for the loss sustained by the Government by reason of damage or destruction of Government property.

                                  CONDITION 13

ACCESS AND INSPECTION
---------------------

     13.1. Any agency of the United States, its officers, agents, employees, and contractors, may enter upon the Leased Premises, at all times for any purposes not inconsistent with Lessee's quiet use and enjoyment of them under this Lease, including but not limited to the purpose of inspection. The Government normally will enter the Leased Premises during regular business hours and give the Lessee or sublessee at least twenty-four (24) hours prior notice of its intention to do so, unless it determines the entry is required for safety, environmental, operations, or security purposes. The Lessee shall have no claim on account of any entries against the United States or any officer, agent, employee, or contractor thereof.

                                  CONDITION 14

GENERAL INDEMNIFICATION BY LESSEE
---------------------------------

     14.1. The United States shall not be responsible for damages to property or injuries or death to persons which may arise from or be attributable or incident to the condition or state or repair of the Leased Premises, or the use and occupation of them, or for damages to the property of the Lessee, or for damages to the property or injuries or death to the person of the Lessee's officers, agents, servants, or employees, or others who may be on the Leased Premises at their invitation or the invitation of any one of them.

     14.2. The Lessee agrees to assume all risks of loss or damage to property and injury, or death to persons by reason of or incident to the possession and/or use of the Leased Premises, or the activities conducted by the Lessee under this Lease. The Lessee expressly waives all claims against the Government for any such loss, damage, personal injury or death caused by or occurring as a consequence of such possession and/or use of the Leased Premises or the conduct of activities or the performance of responsibilities under this Lease. The Lessee further agrees to the extent permitted by applicable law to indemnity, save, and hold harmless the Government, its officers, agents, and employees, from and against all suits, claims, demands or actions, liabilities, judgments, costs and attorneys' fees arising out of, or in any manner predicated upon personal injury, death or property damage resulting from, related to, caused by or arising out of the possession and/or use of the Leased Premises or any activities conducted or services furnished in connection with or pursuant to this Lease. The agreements contained in the preceding sentence do not extend to claims for damages caused by the gross negligence or willful misconduct of officers, agents or employees of the United States, without contributory fault on the part of any person, firm or corporation. The Government will give the Lessee notice of any claim against it covered by this indemnity as soon after learning of it as practicable.

                                  CONDITION 15

INSURANCE
---------

     15.1. The Lessee shall in any event and without prejudice to any other rights of the Government bear all risk of loss or damage or destruction to the Leased Premises, including any buildings, improvements, fixtures or other property thereon, arising from any causes whatsoever, with or without fault by the Government

     15.2. During the entire period this Lease shall be in effect, the Lessee, at no expense to the Government, will carry and maintain:

          15.2.1. Property insurance coverage against loss or damage by fire and lightning and against loss or damage or other risks embraced by coverage of the type now known as the broad form of extended coverage (including but not limited to riot and civil commotion, vandalism, and malicious mischief and earthquake) in an amount not less than the Fair Market Value of the buildings, building improvements, improvements to the land, and personal property on the Leased Premises. Such Fair Market Value cost shall be determined from time to time, upon the written request of the Government or the Lessee, but not more frequently than once in any twenty-four (24) consecutive calendar month period (except in the event of substantial changes or alterations to the Leased Premises undertaken by the Lessee or any sublessee as permitted under the provisions of the Lease).

          15.2.2. Comprehensive general liability insurance on an "occurrence basis" against claims for "personal injury," including without limitation, bodily injury, death, or property damage, occurring upon, in or about the Leased Premises including any buildings thereon and adjoining sidewalks, streets, and passageways, such insurance to afford immediate minimum protection at the time of the Term Beginning Date, and at all times during the term of this Lease, with limits of liability in amounts approved from time to time by the Government, but not less than TEN MILLION DOLLARS ($10,000,000) in the event of bodily injury and death to any one or more persons in one accident, and not less than THREE MILLION DOLLARS ($3,000,000) for property damage. Such insurance shall also include coverage against liability for bodily injury or property damage arising out of the acts or omissions by or on behalf of any sublessee or any other person or organization, or involving any owned, non-owned, leased or hired automotive equipment in connection with the Lessee's activities.

          15.2.3. If and to the extent required by law, workers' compensation and employer's liability or similar insurance in form and amounts required by law.

     15.3. During the entire period this Lease shall be in effect, the Lessee or any sublessee shall either carry and maintain the insurance required below at its expense or require any contractor performing work on the Leased Premises to carry and maintain at no expense to the Government:

          15.3.1. The broad form of extended coverage insurance provided for in subparagraph 15.2.1 above shall be maintained for the limits specified thereunder and shall provide coverage for the mutual benefit of the Government and the Lessee as additional insureds in connection with any construction or work permitted pursuant to this Lease;

          15.3.2 Fire and any other applicable insurance provided for in this Condition 15 which, if not then covered under the provisions of existing policies, shall be covered by special endorsement thereto in respect to any Alterations (as defined below in Condition 17), including all materials and equipment therefor incorporated in, on or about the Leased Premises (including excavations, foundations, and footings) under a broad form all risks builder's risk completed value form or equivalent thereof; and

          15.3.3. Workers' compensation or similar insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against the Government, the Lessee or the Leased Premises in form and amounts required by law.

   15.4. All policies of insurance which this Lease requires the Lessee (or any sublessee) to carry and maintain or cause to be carried or maintained pursuant to this Condition 15 shall be effected under valid and enforceable policies, in such forms and amounts as may, from time to time, be required under this Lease, issued by insurers of recognized responsibility. All such policies of insurance shall be for the mutual benefit of the Government and the Lessee and, if applicable, any sublessees as additional insureds as well as any mortgagee to the extent allowed under this Lease. Each such policy shall provide that any losses shall be payable notwithstanding any act or failure to act or negligence of the Lessee or the Government or any other person; provide that no cancellation, reduction in amount, or material change in coverage thereof shall be effective until at least sixty (60) days after receipt by the Government of written notice thereof; provide that the insurer shall have no right of subrogation against the Government; and be reasonably satisfactory to the Government in all other respects. In no circumstances will the Lessee be entitled to assign to any third party rights of action which the Lessee may have against the Government. Notwithstanding the foregoing, any cancellation of insurance coverage based on nonpayment of the premium shall be effective upon ten (10) days' written notice to the Government. The Lessee understands and agrees that cancellation of any insurance coverage required to be carried and maintained by the Lessee or any sublessee or licensee under this Condition 15 will constitute a failure to comply with the terms of the Lease, and the Government shall have the right to terminate the Lease pursuant to Condition 7 upon receipt of any such cancellation notice, but only if the Lessee fails to cure such noncompliance to the extent allowed under Condition 7.

     15.5. The Lessee shall deliver or cause to be delivered upon execution of this Lease (and thereafter not less than fifteen (15) days prior to the expiration date of each policy furnished pursuant to this Condition 15) to the Government a certificate of insurance evidencing the insurance required by this Lease.

     15.6. In the event that any item or part of the Leased Premises (other than Alterations or other improvements made or authorized by the Lessee subsequent to the Term Beginning Date ("Lessee Improvements") shall be damaged or destroyed, the risk of which is assumed by the Lessee under Condition 15.1 above ("Damaged or Destroyed Property"), the Lessee shall promptly give notice thereof to the Government. The Lessee shall have the election to either repair and restore the Damaged or Destroyed Property or continue to occupy the same without any obligation to repair or replace such damage other than repairs that may be required for safety reasons.

          15.6.1 In the event the Lessee elects not to repair and restore the Damaged or Destroyed Property, all applicable insurance proceeds relative to the Damaged or Destroyed Property shall be applied first to removing any debris from and restoring the damaged area to a reasonably clean condition. Any remaining balance of the proceeds may be retained by the Lessee, subject to Condition 28.

          15.6.2. In the event the Lessee shall elect to repair and restore the Damaged or Destroyed Property, it shall provide written notice of such election to the Government within ninety-five (95) days after the occurrence of such damage or destruction and thereafter shall promptly repair and restore the Damaged or Destroyed Property as nearly as possible to the condition which existed immediately prior to such loss or damage, subject to Condition 9 above.

          15.6.3. All repair and restoration work under this Condition 15.6 (including any performed for Lessee Improvements) shall comply with the provisions of Conditions 10, 17, and 24 applicable to Alterations and any other work subject to the notice and approval requirements imposed by Conditions 10.16 and 17.3.

                                  CONDITION 16

COMPLIANCE WITH APPLICABLE LAWS
-------------------------------

     16.1. The Lessee shall at all times during the existence of this Lease promptly observe and comply, at its sole cost and expense, with the provisions of all applicable Federal, State, and local laws, regulations, and standards, and in particular those provisions concerning the protection of the environment and pollution control and abatement and occupational safety and health. Further, the Lessee shall comply with all Air Force safety, health and fire regulations, standards, technical orders, and procedures in common use work and operating areas, including ramps and taxiways.

     16.2. The Lessee shall comply with all applicable State and local laws, ordinances, and regulations with regard to construction, sanitation, licenses, or permits to do business, and all other matters. The Lessee shall be responsible for determining whether it is subject to local building codes or building permit requirements, and for compliance with them to the extent they are applicable.

     16.3. Nothing in this Lease shall be construed to constitute a waiver of Federal Supremacy or Federal or State sovereign immunity.

     16.4. Responsibility for compliance as specified in this Condition 16 rests exclusively with the Lessee, or with respect to any subleased premises with the appropriate sublessee. The Department of the Air Force assumes no enforcement or supervisory responsibility except with respect to matters committed to its jurisdiction and authority. The Lessee or appropriate sublessee shall be liable for all costs associated with compliance, defense of enforcement actions or suits, payment of fines, penalties, or other sanctions and remedial costs related to Lessee's or any sublessee's or licensee's use of the Leased Premises.

     16.5. The Lessee or its sublessees or licensees shall have the right to contest by appropriate proceedings diligently conducted in good faith, without cost or expense to the Government, the validity or application of any law, ordinance, order, rule, regulation or requirement of the nature referred to in this Condition. The Air Force shall not be required to join in or assist the Lessee or its sublessees or licensees in any such proceedings.

                                  CONDITION 17

CONSTRUCTION AND ALTERATIONS
----------------------------

     17.1. The Lessee shall have the right to develop (or allow the development of) undeveloped or underdeveloped areas of the Leased Premises; to otherwise alter (or allow the alteration of) all or any portion of the Leased Premises; and to place, construct or demolish (or cause or allow to be placed, constructed or demolished) any improvements, structures, alterations or additions or other changes in, to or upon the Leased Premises, subject to

Conditions 10, 17, and 24. (All of the activities in the preceding sentence shall be referred to cumulatively as "Alterations.")

     17.2. The Lessee shall make (or shall require its sublessees to make) all Alterations in compliance with all applicable governmental laws, regulations, codes, standards or other requirements and the provisions of Conditions 10, 17, and 24 of the Lease. This obligation shall include compliance with all applicable provisions of the FFA.

     17.3. The Lessee shall not construct or make, or permit its sublessees to construct or make, any Alterations which may impede or impair any activities under the Grissom AFB IRP or the FFA or are to be undertaken in Areas of Special Notice (as defined in Condition 10) without the prior written consent of the Air Force. Requests for such consent require review by the Director, AFBCA, and will be forwarded promptly by the Site Manager through channels with the pertinent supporting documentation and his or her comments. Such consent may provide that such approved Alterations shall become Government property when annexed to the Leased Premises. Plans and specifications shall be submitted in accordance with the provisions of Condition 10. Any additional information needed by the Air Force to complete its review will be provided promptly by the Lessee upon receipt of any such Air Force request. The Air Force review process for any proposed Alterations shall be completed within sixty (60) days of the receipt of plans and specifications. In the event that problems are detected during review, immediate notice shall be provided by telephone to the Lessee or its representative designated in writing for the purpose. Approval will not be unreasonably withheld.

     17.4. Title to Alterations or such additions or improvements or alterations shall vest in the Lessee (or sublessee as applicable), except as otherwise provided for in Condition 17.3 above, and shall be subject to the provisions of Condition 9 and all other terms and conditions of this Lease. The Lessee agrees to the extent permitted by State law to hold the United States harmless from mechanics' and material men's liens arising from any additions, improvements, or alterations effected by the Lessee.

     17.5. All Alterations, other construction and construction-related work, excavating, demolition, and restoration performed by the Lessee (or permitted to be performed by a sublessee) shall be without cost to the Air Force.

     17.6. All Alterations, other construction and construction-related work, excavating, demolition and restoration performed by the Lessee (or permitted to be performed by a sublessee) shall be consistent with the applicable requirements of Conditions 10, 16, 17, and 24 and the Grissom AFB IRP and the FFA. For purposes of this Condition 17.6, the term "construction and construction-related work" shall include without limitation repairs, maintenance, alterations and additions.

     17.7. The Lessee shall maintain MYLAR as-built drawings (or their equivalent) when any Alteration authorized hereunder is completed.

                                  CONDITION 18

UTILITIES AND SERVICES
----------------------

   18.1. The Lessee will be responsible for, and will require its sublessees to be responsible for all utilities, janitorial services, building maintenance, and grounds maintenance for the Leased Premises (or subleased premises) without cost to the Government. Utility services will be provided through meters, if possible. The Lessee will (or will cause its sublessees to) purchase, install, and maintain all such meters at its (or their) own cost and without cost and expense to the Government. The Lessee will pay the charges for any utilities and services furnished by the Government which the Lessee may require in connection with its use of the Leased Premises. The charges and the method of payment for each utility or service will be determined by the appropriate supplier of the utility or service in accordance with applicable laws and regulations, on such basis as the appropriate supplier of the utility or service may establish. It is expressly understood and agreed that the Government in no way warrants the continued maintenance or adequacy of any utilities or services furnished by it to the Lessee.

     18.2. Any purchase from the Government of utility services are subject to Conditions 18.2.1 and 18.2.2 below.

          18.2.1. The sale of any utility service by the Government will be in accordance with 10 U.S.C. (S) 2481 and Air Force Instruction 32-1061, as it may be amended from time to time or any successor regulation or instruction.

          18.2.2. The Lessee agrees to enter into a separate contract for each utility service procured under this Condition 18 at rates to be specified in each contract.

                                  CONDITION 19

NOTICES
-------

     19.1. Whenever the Government or the Lessee shall desire to give or serve upon the other any notice, demand, order, direction, determination, requirement, consent or approval, request or other communication with respect to this Lease or with respect to the Leased Premises, each such notice, demand, order, direction, determination, requirement, consent or approval, request or other communication shall be in writing and shall not be effective for any purpose unless same shall be given or served by personal delivery to the Party or Parties to whom such notice, demand, order, direction, determination, requirement, consent or approval, request or other communication is directed or by mailing the same, in duplicate, to such Party or Parties by certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to the Lessee:

          Grissom Redevelopment Authority
          P.O. Box 5
          Peru, IN 46970
          (Attn: Executive Director)

          If to the Government:

          Air Force Base Conversion Agency
          Operating Location L
          Building 1 (Room 108)
          Grissom AFB, IN 46971-5000
          (Attn: Site Manager)

or at such other address or addresses as the Government or the Lessee may from time to time designate by notice given by certified mail.

     19.2. Every notice, demand, order, direction, determination, requirement, consent or approval, request or communication hereunder sent by mail shall be deemed to have been given or served as of the second business day following the date of such mailing.

                                  CONDITION 20

ASSIGNMENTS. SUBLEASES AND LICENSES
------------------------------------

     20.1.  The Lessee shall neither transfer nor assign this Lease.

     20.2. The Lessee may enter into any sublease or license or otherwise authorize the use of any portion of the Leased Premises (collectively, "Use Authorization"), subject to the provisions of subparagraphs 20.2.1,20.2.2, and
20.2.3 below.

          20.2.1. The use of the premises associated with any "Use Authorization" must be allowable under Condition 6.

          20.2.2. Any Use Authorization granted by the Lessee shall comply (or in the case of a transaction by a sublessee, licensee or other authorized user (collectively, "Authorized User"), shall be required to comply) with the provisions of Conditions 10, 17, and 24; be consistent with all other terms and conditions of the Lease and the Economic Development Conveyance Agreement identified in Condition 5.1 above; terminate immediately upon the expiration or any earlier termination of the Lease with respect to the subleased, licensed or other authorized use area (collectively "Authorized Use Area").

          20.2.3. In the event of any conflict between any provisions of the Use Authorization and any provisions of the Lease, the provisions of the Lease will control. In the event of any conflict between any provisions of the Use Authorization and any provisions of the Economic Development Conveyance Agreement, the provisions of the Economic Development Conveyance Agreement will control. Copies of the Lease and the Economic Development Conveyance Agreement must be attached to the Use Authorization instrument.

   20.3. Unless otherwise expressly agreed to by the Government in writing, no Use Authorization shall relieve the Lessee of any of its obligations under the Lease.

                                  CONDITION 21

HISTORIC PROPERTY
-----------------

   21.1. The Lessee hereby covenants on behalf of itself, its successors and assigns, to preserve and maintain the portion of Grissom AFB located within the Leased Premises, in the County of Miami, State of Indiana, more particularly described in Exhibit A and shown on Exhibit B, ("Historic Area"), in a manner that preserves the overall character of the Historic Area, in accordance with the recommended approaches in the Secretary of the Interior's Standards for preservation of such buildings and facilities, in order to preserve and enhance those qualities regarding Facility Number 747 ("Cold War Alert Facility"), that make it an Historic Area eligible for inclusion in the National Register of Historic Places. This covenant shall be a binding servitude upon Historic Area and shall remain in effect for the duration of the Lease. This covenant is binding on the Lessee, its successors and assigns during the existence of the Lease. The restrictions, stipulations and covenants contained herein shall be inserted by Lessee, its successors and assigns, verbatim or by express reference in any sublease or license or any other legal instrument by which it divests itself of any interest in the Historic Area, or any part thereof.

     21.2. No Alterations, other construction and construction-related work, demolition, excavating, or other disturbance of the ground surface, or other action shall be undertaken or permitted to be undertaken on the Historic Area that would materially affect the integrity or the appearance of the attributes described above without the prior written permission of the Indiana State Historic Preservation Officer ("Indiana SHPO"). Should the Indiana SHPO object to the proposed treatment within thirty (30) days of receiving the request and cannot resolve the differences, Lessee shall request the Advisory Council on Historic Preservation ("Council") to resolve the dispute. The Council will provide comments within fifteen (15) days of receiving the request from the Lessee. The Lessee shall consider the Council's comments in reaching its decision on the treatment. The Lessee will report its decision to the Council, and if practicable, it will do so prior to initiating the treatment.

     21.3. Upon acquisition of any standing historic structure, the Lessee will take prompt action to secure all of them from the elements, vandalism, or arson and will make any emergency stabilization. The Lessee will, to the extent practicable, make every effort to retain or reuse the historic structures.

     21.4. Should any archeological site be discovered during any project activities, Lessee will stop work promptly and obtain the comments of the Indiana SHPO regarding appropriate treatment of the site. The final mitigation plan shall be approved by the Indiana SHPO.

     21.5. The Lessee will allow the Indiana SHPO or his or her designee, at all reasonable times and upon reasonable advance notice to the Lessee, to inspect the Historic Area in order to ascertain whether the Lessees complying with the conditions of this preservation covenant.

     21.6. The Lessee will provide the Indiana SHPO and the Council with a written summary of actions taken to implement the provisions of this preservation covenant within one (1) year after the term beginning date. Similar reports will be submitted to the Indiana SHPO and the Council each January thereafter until the reuse plan has been completed.

     21.7. Failure of the Indiana SHPO to exercise any right or remedy granted under this covenant shall not have the effect of waiving or limiting the exercise by the Indiana SHPO of any other right or remedy or the invocation of such right or remedy at any other time.

     21.8. The Lessee may, with the prior written approval of the Indiana SHPO, modify for good cause any or all of the foregoing restrictions. Prior to such action, the Lessee will notify the Council of the proposed modification and allow them thirty (30) days to comment.

                                  CONDITION 22

DISPUTES
--------

     22.1. Except as otherwise provided in this Lease, any dispute concerning a question of fact arising under this Lease which is not disposed of by agreement shall be decided by the Site Manager. The Site Manager shall reduce the decision to writing and mail or otherwise furnish a copy to the Lessee. The decision of the Site Manager shall be final and conclusive unless, within thirty (30) days from the date of receipt of such copy, the Lessee mails or otherwise furnishes to the Site Manager a written appeal addressed to the Secretary of the Air Force. The decision of the Secretary or his or her duly authorized representative for the determination of such appeals shall be final and conclusive unless determined by a court of competent jurisdiction to have been fraudulent or capricious, or arbitrary, or so grossly erroneous as necessarily to imply bad faith, or not supported by substantial evidence. In connection with any appeal proceeding under this Condition, the Lessee shall be afforded an opportunity to be heard and to offer evidence in support of its appeal. Pending final decision of a dispute hereunder, the Lessee shall proceed diligently with the performance of the Lease in accordance with the decision of the Site Manager.

     22.2. In the alternative, before proceeding under Condition 22.1 above, either Party may choose to submit the dispute to arbitration pursuant to the Administrative Disputes Resolution Act, 5 U.S.C. (S)(S) 571-583, or as amended ("Act") by giving notice to the other Party.

          22.2.1. Within fifteen (15) days following receipt of notice, the receiving Party shall submit to the other Party the names of three arbitrators, experienced in the field of the matter of dispute, selected from a roster maintained by the Federal Mediation and Conciliation Service or any comparable organization. The initiating Party will then have fifteen (15) days to select one of the three arbitrators and provide notice to the receiving Party of the selected arbitrator. The initiating Party will promptly notify the arbitrator of the selection and arrange for his or her employment jointly by the Parties.

          22.2.2. The arbitrator will arbitrate the dispute according to the Act and any rules of the American Arbitration Association not in conflict with the Act or any other Federal statute. The arbitrator will convene the arbitration hearing within fifteen (15) days after being hired and render a decision within thirty (30) days after the hearing unless both Parties agree to an extension of time. The Government and the Lessee agree to share the costs of the arbitrator equally, subject to the availability to the Government of appropriated funds.

          22.2.3. Pending final decision of a dispute hereunder, the Lessee shall proceed diligently with the performance of the Lease in accordance with the decision of the Site Manager.

          22.2.4. Pursuant to the Act, the authority of a Federal agency to use dispute resolution proceedings under the Act shall terminate on October 1, 1995, as to disputes arising on or after that date; however, consistent with the Act, the Air Force may elect to continue then pending dispute resolution proceedings. If authority to use alternative dispute resolution is not reenacted, this clause shall be of no force and effect on and after October 1, 1995. If the Act is extended or reenacted in modified form, but continues to authorize alternative dispute resolution by Federal agencies the provisions of this Lease shall be deemed to be modified to be consistent with the amended statutory procedures.

          22.2.5. In the event an arbitration award is made which is contrary to the Government's position and the Secretary of the Air Force subsequently vacates the award pursuant to 5 U.S.C. (S) 580(c), the Lessee may proceed, by agreement of the Parties hereby entered, pursuant to Condition 22.1 above. In such case, the evidence, positions of the Parties, and the arbitrator's decision shall not be admissible or considered in any proceedings under Condition 22.1 or any subsequent judicial proceedings.

     22.3. This Condition does not preclude consideration of questions of law in connection with decisions provided for in Condition 22.1 above. Nothing in this Condition, however, shall be construed as making final the decision of any administrative official, representative or board on a question of law.

                                  CONDITION 23

GENERAL PROVISIONS
------------------

     23.1. Covenant against Contingent Fees. The Lessee warrants that no person or agency has been employed or retained to solicit or secure this Lease upon and agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial agencies maintained by the Lessee for the purpose of securing business. For breach or violation of this warranty, the Government shall have the right to annul this Lease without liability or in its discretion to require the Lessee to pay, in addition to the lease rental or consideration, the full amount of such commission, percentage, brokerage, or contingent fee.

     23.2. Officials Not to Benefit. No Member of or Delegate to Congress or Resident Commissioner shall be admitted to any share or part of this Lease or to any benefit to arise therefrom, but this provision shall not be construed to extend to this Lease if made with a corporation for its general benefit.

     23.3. Nondiscrimination. The Lessee shall use the Leased Premises in a nondiscriminatory manner to the end that no person shall, on the ground of race, color, religion, sex, age, handicap or national origin, be excluded from using the facilities or obtaining the services provided thereon, or otherwise be subjected to discrimination under any program or activities provided thereon.

          23.3.1. As used in this Condition, the term "facility" means lodgings, stores, shops, restaurants, cafeterias, restrooms, and any other facility of a public nature in any building covered by, or built on land covered by, this Lease.

          23.3.2. The Lessee agrees not to discriminate against any person because of race, color, religion, sex or national origin in furnishing, or refusing to furnish, to such person the use of any facility, including all services, privileges, accommodations, and activities provided on the Leased Premises. This does not require the furnishing to the general public the use of any facility customarily furnished by the Lessee solely to tenants or to Air Force military and civilian personnel, and the guests and invitees of any of them.

     23.4. Gratuities. The Government may, by written notice to the Lessee, terminate this Lease if it is found after notice and hearing, by the Secretary of the Air Force, or his/her duly authorized representative, that gratuities in the form of entertainment, gifts, or otherwise, were offered or given by the Lessee, or any agent or representative of the Lessee, to any officer or employee of the Government with a view toward securing an agreement or securing favorable treatment with respect to the awarding or amending, or the making of any determinations with respect to the performing of such agreement; provided that the existence of the facts upon which the Secretary of the Air Force or his/her duly authorized representative makes such finding, shall be an issue and may be reviewed in any competent court. In the event this Lease is so terminated, the Government shall be entitled to pursue the same remedies against the Lessee as it could pursue in the event of a breach of the Lease by the Lessee, and as a penalty in addition to any other damages to which it may be entitled by law, to exemplary damages in an amount as determined by the Secretary of the Air Force or his/her duly authorized representative which shall be not less than three nor more than ten times the costs incurred by the Lessee in providing any such gratuities to any such officer to employee. The rights and remedies of the Government provided in this article shall not be exclusive and are in addition to any other rights and remedies provided by law or under this Lease.

     23.5. No Joint Venture. Nothing contained in this Lease will make, or will be construed to make, the Parties hereto partners or joint venturers with each other, it being understood and agreed that the only relationship between the Government and the Lessee is that of landlord and tenant. Neither will anything in this Lease render, or be construed to render, either of the Parties hereto liable to any third Party for debts or obligations of the other Party hereto.

     23.6. Records and Books of Account. The Lessee agrees that the Comptroller General of the United States or the Auditor General of the United States or the Auditor General of the United States Air Force or any of their duly authorized representatives shall, until the expiration of three (3) years after the expiration or earlier termination of this Lease, have access to and the right to examine any directly pertinent books, documents, papers, and records of the Lessee involving transactions related to this Lease. The Lessee further agrees that any sublease of the Leased Premises (or any part thereof) will contain a provision to the effect that the Comptroller General of the United States or the Auditor General of the United States Air Force or any of their duly authorized representatives shall, until three (3) years after the expiration or earlier termination of this Lease, have access to and the right to examine any directly pertinent books, documents, papers, and records of the sublessee involving transactions related to the sublease.

     23.7. Failure of Government to Insist on Compliance. The failure of the United States to insist in any one or more instances, upon strict performance of any of the terms, covenants or conditions of this Lease shall not be construed as a waiver or a relinquishment of the Government's rights to the future performance of any such terms, covenants or conditions, but the obligations of the Lessee with respect to such future performance shall continue in full force and effect.

     23.8. Headings or Titles. The brief headings or titles preceding each condition are merely for purposes of identification, convenience, and ease of reference, and will be completely disregarded in the construction of this Lease.

     23.9. Counterparts. This Lease is executed in two (2) counterparts each of which is deemed an original of equal dignity with the other and which is deemed one and the same instrument as the other.

     23.10. Personal Pronouns. All personal pronouns used in the Lease, whether used in the masculine, feminine or neuter gender, will include all other genders.

     23.11. Entire Agreement. It is expressly agreed that this written instrument embodies the entire agreement between the Parties regarding the use of the Leased Premises by the Lessee, and there are no understandings or agreements, verbal or otherwise, between the Parties except as expressly set forth herein. This instrument may only be modified or amended by mutual agreement of the Parties in writing and signed each of the Parties hereto.

                                  CONDITION 24

RESTRICTIONS ON USE OF LEASED PREMISES
--------------------------------------

     24.1. The Lessee shall not install (or permit its sublessees to install) any new drinking water or other wells in any location on the Leased Premises without the prior written approval of the Air Force.

     24.2. The Lessee shall not conduct (or permit its sublessees to conduct) any subsurface excavating, digging, drilling, or other disturbance of the surface in Areas of Special Notice as shown on Exhibit G hereto without the provision of notice to and prior written approval of the Air Force in accordance with Condition 17. Requests for such approval will be made in accordance with Condition 17. Exhibit G may be updated from time to time as appropriate. The Lessee will be provided a copy of the updated Exhibit G promptly after completion of each update.

     24.3. Prior to beginning any Alterations, other construction or construction-related work, excavating, demolition, or restoration, the Lessee shall determine (or require any sublessee to determine) whether asbestos is present.

     24.4. The Lessee shall not occupy or conduct (or permit its sublessees to occupy or conduct) any activities in any facility or portion thereof as described in Condition 6 if such facility or facilities which, at the inception of this Lease, contain damaged or deteriorated ACM, as that term is defined in Condition 10.6 of this Lease, until such time as any damaged or deteriorated ACM existing in them has been remediated in accordance with Conditions 10.5 and 10.6.

     24.5. The Lessee acknowledges that lead-based paint may be present in and on facilities and equipment within the leased area. The Air Force may conduct surveys to determine the existence and extent of any possible lead-based paint. The Lessee will be notified if the Air Force determines there is lead-based paint in or on the leased facilities or equipment. Prior to beginning any Alterations, other construction or construction related work, excavating, demolition, or restoration, the Lessee or any sublessee must test any paint which would be disturbed unless a conclusive determination has been made that lead-based paint is not present. If the paint is lead-based, the Lessee or any sublessee is required to handle it in accordance with all applicable Federal, State, and local laws and regulations at its own expense. The Lessee is required to ensure that any lead-based paint is maintained in good condition.

     24.6. No part of the Leased Premises, or any buildings, facility or other improvement on them, shall be used (or allowed to be used) for residential habitation or by children under seven (7) years of age unless and until all lead-based paint hazards are abated (or managed in place using interim controls) prior to occupancy. The Lessee will be responsible for ensuring any lead-based paint is maintained in good condition, eliminating any hazards that develop during the interim lease, and for managing all lead-based paint and potential lead-based paint in compliance with all applicable laws and regulations.

     24.7. The Lessee shall not discharge or allow the discharge of any dredged or fill material into any waters or wetlands on the leased Premises except in compliance with Condition 24.8 below and with prior written notice to the Site Manager

     24.8. The Lessee will minimize the destruction, loss or degradation of wetlands within the Leased Premises. Before locating new construction in wetlands, the Lessee shall contact the United States Army Corps of Engineers and obtain a permit or waivers under Section 404 of the Clean Water Act. For purposes of this Condition the term "new construction" includes structures, facilities, draining, dredging, channelizing, filling, diking, impounding and related activities.

                                  CONDITION 25

GOVERNMENT REPRESENTATIVES AND THEIR SUCCESSORS
-----------------------------------------------

     25.1. The Site Manager has been duly authorized to enter into and amend the Operating Agreement identified in Condition 5 above and to administer this Lease.

     25.2. Except as otherwise specifically provided, any reference herein to the Site Manager shall include the Site Manager's duly appointed successors and authorized representatives.

                                  CONDITION 26

AMENDMENTS
----------

     26.1. This Lease may be amended at any time by mutual agreement of the Parties in writing and signed by a duly authorized representative of each of the respective Parties hereto. Amendments to the Lease executed on behalf of the Air Force must be signed at the level of Director, AFBCA or higher.

                                  CONDITION 27

TRANSACTION SPECIFIC PROVISIONS
-------------------------------

     27.1. Notwithstanding any other condition contained in this Lease, the responsibility to protect, preserve, and maintain the Leased Premises shall be determined as follows:

          27.1.1. On the Term Beginning Date of the Lease, the Lessee shall take actual possession of certain real and personal property on the Leased Premises, as specified in the Operating Agreement attached hereto as Exhibit E. The Lessee shall protect, preserve and maintain the aforementioned real and personal property as required under Condition 11. As the Lessee takes actual possession of additional property, in parcels consisting of economic units, through one of the methods specified in Condition 27.2 below, or by deed transfer, the Lessee shall assume responsibility for protection, preservation, and maintenance of such property. The requirement that the Lessee take actual possession of "economic units" prohibits the creation of an uneconomic remnant in any remaining portion of the Leased Premises in which the Lessee has not taken actual possession. For the purposes of this Lease, an "uneconomic remnant" is defined as any property in which the Lessee has not taken actual possession, and which the Government has determined has little or no value or utility.

          27.1.2. Except as provided in 27.2 below, the Government shall be responsible for the cost to protect, preserve, and maintain the real and personal property on the Leased Premises for which the Lessee has not taken actual possession, in accordance with the current levels of maintenance specified in the Grissom AFB Caretaker Cooperative Agreement for FY 1996. The Government's commitment to protect, preserve, and maintain such property at the level indicated in the previous sentence shall end on July 20, 1996. After July 20, 1996, the Government's commitment to protect, preserve, and maintain property which is not under the actual possession of the Lessee shall be determined by the Secretary of the Air Force, only if the Secretary of the Air Force, determines, in his or her sole discretion, that the Lessee is actively implementing its redevelopment plan and that such levels of maintenance are justified. After July 20, 1997, the Lessee will assume responsibility for the protection, preservation and maintenance of such property and all costs associated with that responsibility. Any protection, preservation, and maintenance performed by the Government under this Condition 27.1.2 shall be limited only to actual and reasonable costs as provided under the existing terms of the Caretaker Cooperative Agreement for Grissom AFB.

     27.2. As noted in Condition 27.1.1, the Lessee shall protect, preserve, and maintain all real and personal property under its actual possession on the Term Beginning Date of this Lease, in accordance with Condition 11. Additionally, the Lessee shall become responsible for the protection, preservation, and maintenance of all real and personal property which is otherwise transferred to the Lessee for transfer to another party, even if such other conveyance ultimately fails, and for all remaining real and personal property for which the Lessee will be required to protect, preserve and maintain, when the Government's commitment to fund the protection, preservation, and maintenance of such property as detailed in Condition 27.1.2 has expired.

     27.3. Prior to leasing all the facilities described and depicted in Exhibits A and B, the Government is required to make a determination regarding the suitability to lease such real property based on an analysis of relevant environmental factors and their impact on human health and the environment. On the date of execution of this lease, a finding of suitability to lease has been made for the following parcels and no others: portions of Parcels C, L, and G as described in the Record of Decision for the Disposal of Portions of Grissom AFB, executed on October 11, 1995, as evaluated in their respective findings of suitability to lease, and which are located within the boundaries of the Leased Premises. Accordingly, the Lease "commencement date" for the Parcels where a finding of suitability to lease has not been made shall occur on the date upon which they are ready for use and occupancy, which shall be the date on which the following conditions are met:

          27.3.1. The Government has executed its finding of suitability to lease any or all of the remaining parcels and associated facilities in the Leased Premises, and this Lease is amended to include any appropriate environmental restrictions and Areas of Special Notice, and

          27.3.2. The Operating Agreement, Attached hereto as Exhibit E, has been modified to include these facilities as available for occupancy.

     27.4. The Lessee's use of the area described and depicted in Exhibits A and B attached hereto as an Air Installation Compatible Use Zone (AICUZ), shall be restricted in the manner described in the following subparagraphs. In addition, the conveyance of any parcel of land subject to these AICUZ restrictions, shall be subject to the Government's retention of an AICUZ easement over such parcel or parcels.

          27.4.1. The Government shall have the right to make low and frequent flights over said land and to generate noises associated with: (a) aircraft in flight, whether or not while directly over said land; (b) aircraft and aircraft engines operating on the ground at Grissom Air Reserve Base (ARB); and (c) aircraft engine test-stand operations at Grissom ARB.

          27.4.2. The Government shall have the right to regulate or prohibit the release into the air of any substance which would impair the visibility or otherwise interfere with the operations of aircraft, such as, but not limited to, steam, dust, and smoke.

          27.4.3. The Government shall have the right to regulate or prohibit light emissions, either direct or indirect (reflective), which might interfere with pilot vision.

          27.4.4. The Government shall have the right to prohibit electrical emissions which would interfere with aircraft and Air Force communications systems or aircraft navigational equipment

          27.4.5. The Government shall have the right to prohibit and remove any buildings or any other non-frangible structures.

          27.4.6. The Government shall have the right to top, cut to ground level, and to remove trees, shrubs, brush or other forms of obstruction which the officer having command of Grissom ARB determines might interfere with the operation of aircraft, including emergency landings.

          27.4.7. The Government shall have the right to ingress and egress upon, over, and across said land for the purposes of exercising the rights set forth herein.

          27.4.8. The Government shall have the right to post signs on said land indicating the nature and extent of the United States' control over said land.

          27.4.9. The Government shall have the right to prohibit all land uses other than the following: (a) agriculture; (b) grazing (excluding feed lots and dairy herds); (c) permanent open space; (d) existing water areas; (e) rights-of-way for fenced two-lane highways, without sidewalks or bicycle trails, and single track railroads; and
(f) communications and utilities rights-of-way. However, providing the Lessee may use the existing improvements on said land so long as no new facilities nor additions to existing facilities are placed within the area subject to these AICUZ restrictions.

          27.4.10. The Government shall have the right to prohibit entry of persons onto the land except in connection with activities authorized under Condition 27.4.9. (a), (b), (e), and (f) above. Subject, however, to existing easements for public roads and highways, public utilities, assigns, all such rights and privileges as may be used without interfering with or abridging the rights under the foregoing conditions.

                                  CONDITION 28

LIENS AND MORTGAGES
-------------------

     28.1. Except as provided in this Condition 28, the Lessee shall not engage in any financing or other transaction creating any mortgage upon the Leased Premises; place or suffer to be placed upon the Leased Premises any lien or other encumbrance; or suffer any levy or attachment to be made on the Lessee's interest in the Leased Premises, other than such levy or attachment as may result from a foreclosure of a mortgage on any portion of the Leased Premises subject to a sublease. Any such mortgage, encumbrance, or lien shall be deemed to be a violation of this Condition constitute a failure to comply with the terms of the Lease on the date of its execution or filing of record regardless of whether or when it is foreclosed or otherwise enforced.

     28.2. During the term of this Lease, the Lessee may authorize a sublessee to encumber its interest in the subleased premises by way of one or more loans secured by a mortgage to provide financing for the cost of capital improvements or other development of the subleased premises, subject to Condition 28.3 below. The proposed holder of any mortgage must be approved by the Lessee prior to the execution of such loan. Any loan with respect to subleased premises may be further secured by a conditional assignment of the applicable sublease by the sublessee to the mortgagee. The Government agrees to execute an Estoppel Certificate and any other similar documentation as may reasonably be required by the mortgagee so as to give its consent to the conditional assignment of the sublease and to certify as to the status of this Lease and to the performance of the Lessee hereunder as of the date of such certification.

     28.3. No mortgage shall extend to or affect the fee, the reversionary interest or the estate of the Government in the Leased Premises. No mortgage shall be binding upon the Government in the enforcement of its rights and remedies under the Lease and by law provided, unless, and until a copy thereof shall have been delivered to the Government and such mortgage is authorized in accordance with the provisions of this Condition 28.

     28.4. Promptly after authorizing a sublessee to assign or encumber any subleased premises, the Lessee shall require its sublessee to furnish the Government a written notice setting forth the name and address of such mortgagee. Further, the Lessee shall require its sublessee to notify the Government promptly of any lien or encumbrance which has been created or attached to the sublessee's interest in the subleased premises whether by act of the sublessee or otherwise, of which the Lessee or sublessee has notice.

     28.5. If a mortgagee or purchaser at foreclosure of the mortgage shall acquire the sublessee's interest in the subleased premises, by virtue of the default by the sublessee under the mortgage or otherwise, the applicable sublease shall continue in full force and effect so long as the mortgagee or purchaser at foreclosure is not in default thereunder. The mortgagee or purchaser at foreclosure may not appoint an agent or nominee to operate and manage any portion of the subleased premises on its behalf without first obtaining the written approval of the Lessee. Such approval shall require a determination by the Lessee that the proposed agent or nominee has demonstrated experience or expertise in the development, management, and operation of facilities similar to the subleased premises. For the period of time during which the mortgagee or any purchaser at foreclosure of a mortgage holds the sublessee's interest in the subleased premises, the mortgagee or such purchaser shall become liable and fully bound by the provisions of the applicable sublease.

     28.6. With respect to the mortgagees of the subleased premises, the Government agrees that the following shall apply:

          28.6.1. If requested by a mortgagee which shall have duly registered in writing with the Government its name and address, any notice from the Government to the Lessee affecting the subleased premises shall be simultaneously delivered to the applicable sublessee and such mortgagee at its registered address, and in the event of any such registration, no notice of default or termination of this Lease affecting the subleased premises given by the Government to the Lessee shall be deemed legally effective until and unless like notice shall have been given by the Government to such sublessee and mortgagee.

          28.6.2. Such mortgagee entitled to such notice shall have any and all rights of the sublessee with respect to the curing of any default hereunder by the Lessee.

          28.6.3. The Government will not enter into any material modification of this Lease affecting the subleased premises without the prior written consent thereto of each mortgagee who shall become entitled to notice as provided in Condition 28.4 above. The foregoing shall not apply or be construed to apply to any right the Government may have to terminate this Lease pursuant to its terms. It is also agreed that the Lessee shall require the sublessee to provide any such mortgagee with notice of any proposed modification.

          28.6.4. If the Government shall elect to terminate this Lease by reason of any default by the Lessee with respect to the subleased premises, the mortgagee that shall have become entitled to notice as provided in this Condition 28.6 shall not only have any and all rights of the sublessee with respect to curing of any default with respect to the subleased premises, but also shall have the right to postpone and extend the specified date for the termination of this

Lease ("Mortgagee's Right to Postpone") in any notice of termination by the Government to the Lessee ("Termination Notice"), subject to the following conditions:

          28.6.4.1. Such mortgagee shall give the Government written notice of the exercise of the Mortgagee's Right to Postpone prior to the date of termination specified by the Government in the Termination Notice and simultaneously pay to the Government all amounts required to cure all defaults then existing (as of date of the exercise of Mortgagee's Right to Postpone) which may be cured by the payment of a sum of money.

          28.6.4.2. Such mortgagee shall pay any sums and charges which may be due and owing by the Lessee and promptly undertake to cure, diligently prosecute and, as soon as reasonably possible, complete the curing all defaults of the Lessee and sublessee with respect to the subleased premises which is susceptible of being cured by such mortgagee.

          28.6.4.3. The Mortgagee's Right to Postpone shall extend the date for the termination of this Lease specified in the Termination Notice for a period of not more than six (6) months.

          28.6.4.4. If, before the date specified for the termination of this Lease as extended by such mortgagee's exercise of Mortgagee's Right to Postpone, the assumption of performance and observance of the covenants and conditions herein contained on the Lessee's part to be performed under the Lease with respect to the subleased premises shall be delivered to the Government by the mortgagee, or its nominee and the mortgagee shall have complied with all obligations on the Lessee's and sublessee's part to be performed with respect to the subleased premises under the Lease and no further defaults with respect to the subleased premises shall have occurred which shall not have been cured within the periods of time after notice above provided for; then and in such event, all defaults under this Lease with respect to the subleased premises shall be deemed to have been cured, and the Government's Termination Notice shall be deemed to have been withdrawn.

          28.6.4.5. Nothing herein contained shall be deemed to impose any obligation on the part of the Government to deliver physical possession of the Leased Premises to such holder of a mortgage.

          28.6.4.6. If more than one mortgagee shall seek to exercise any of the rights provided for in this Condition 28.6, the holder of the mortgage having priority of lien over the other mortgagees shall be entitled, as against the others, to exercise such rights. Should a dispute arise among mortgagees regarding the priority of lien, the mortgagees must prove to the satisfaction of the Government that they have settled that dispute.

          28.6.4.7. The mortgagee may not appoint an agent or nominee to operate and manage the subleased premises on its behalf without first obtaining the written approval of the Lessee. Such approval shall require a determination by the Lessee that the proposed agent or nominee has demonstrated experience or expertise in the development, management, and operation of facilities similar to the subleased premises.

                                  CONDITION 29

NOTICE OF HAZARDOUS SUBSTANCES
------------------------------

   29.1. Exhibit G hereto provides information concerning hazardous substances that have been stored for one year or more or are known to have been released or disposed of on certain portions of the Leased Premises and the date(s) that such storage, release or disposal took place.

                                  CONDITION 30

REPORTING TO CONGRESS
---------------------

     30.1. Pursuant to Section 2905(d) of the Defense Base Closure and Realignment Act - (DBCRA), Pub. L. No. 101-510, this Lease is not subject to Title 10, United States Code, Section 2662.

                                  CONDITION 31

EXHIBITS
--------

   31.1. Seven (7) exhibits are attached to and made a part of this Lease, as follows:

          Exhibit A - Description of Leased Premises
          Exhibit B - Map of the Leased Premises
          Exhibit C - Physical Condition Report
          Exhibit D - Environmental Condition Report
          Exhibit E - Operating Agreement
          Exhibit F - Areas of Special Notice
          Exhibit G - Notice of Hazardous Substances

          IN WITNESS WHEREOF I have hereunto set my hand by authority of the Secretary of the Air Force this 15th day of April, 1996.


                             By: /s/ Alan K. Olsen
                                 --------------------------------
                                 Alan K. Olsen, Director
                                 Air Force Base Conversion Agency

COMMONWEALTH OF VIRGINIA  )
                          ) ss.:
COUNTY OF ARLINGTON       )

On the 15th day of April, 1996, before me, Joan S. Cornish, the undersigned Notary Public, personally appeared Alan K. Olsen, personally known to me to be the person whose name is subscribed to the foregoing Lease, and personally known to me to be the Director, Air Force Base Conversion Agency, and acknowledged that the same was the act and deed of the Secretary of the Air Force and that he executed the same as the act of the Secretary of the Air Force.


                                 /s/ Joan S. Cornish
                                 ---------------------------------------
                                 Notary Public, Commonwealth of Virginia
                                 My commission expires: 9-30-98

          THIS LEASE is also executed by the Lessee this 22 day of May, 1996



          By: /s/ James B. Clary      [SEAL]
             ----------------------


Signed and sealed in
the presence of



(1) /s/ JACK B. JACKSON
    ------------------------------------
    JACK B. JACKSON, Secretary/Treasurer

(2) /s/ JOHN D. HALL
    ------------------------------------
    JOHN D. HALL, Ass't Secretary/Treasurer

    /s/ EARLENE L. HOLLAND
    ------------------------------------
    EARLENE L. HOLLAND, Member

    /s/ THOMAS J. WEBSTER
    ------------------------------------
    THOMAS J. WEBSTER, Vice Chairman

                                        Lease No. BCA-GRL-13-96-0401 AMENDMENT 1
                                                     Department of the Air Force
                                                      Grissom Air Force Base, IN


                                 AMENDMENT NO. 1
                                 ---------------

     THIS AMENDMENT, by and between the Secretary of the Air Force on behalf of the United States of America ("Government" or "Air Force") and the Grissom Redevelopment Authority ("GRA" or "Lessee"), a duly constituted Redevelopment Authority established under I.C. 36-7-14.5-7, in the State of Indiana, shall be executed simultaneously by the GRA with Lease No. BCA-GRL-13-96-0401. Said Lease covers certain real property on the former Grissom Air Force Base which shall ultimately be conveyed to the GRA under an Economic Development Conveyance.

                                    Recitals
                                    --------

     WHEREAS, the Lessee has requested the Lease be amended with respect to the liability limits contained in Condition 15.2.2. of said Lease so that such limits are consistent with those contained in the Indiana Tort Claims Act at I.C. 34-4-16.5-4, and

     WHEREAS, the GRA is a governmental entity subject to such limits.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived by both parties as set forth in the Economic Development Conveyance Agreement, Lease No. BCA-GRL-13-96-0401 is amended in the following particulars and no others.

     1. Conditions 10.5. and 10.6. shall be replaced to read as follows:

     10.5. Except as provided in Condition 10.6 below, the Government is not responsible for any removal or containment (hereinafter "abatement") of asbestos. If the Lessee or any sublessee intend to make any Alterations that require the removal of asbestos, an appropriate asbestos management plan must be incorporated in the Alterations Plan and/or Utility Designs to be submitted to the Site Manager under Condition 17. The asbestos management plan will identify the proposed disposal site for the asbestos.

     10.6. The Government shall be responsible for the abatement of asbestos or asbestos containing material (collectively, "ACM") existing in the Leased Premises prior to their occupancy by the Lessee, or its sublessees, as identified in the ECR attached hereto as Exhibit D, when such ACM is damaged or deteriorated to the extent that it creates a potential source of airborne fibers. Such ACM shall be referred to herein as "damaged or deteriorated." Notwithstanding the Government's agreement to abate all such existing damaged or deteriorated ACM as provided in this Condition 10.6, this obligation shall not extend past July 20, 1997. The Government may choose the most economical means of abating any such damaged or deteriorated ACM, which may include removal or containment, or a combination of removal and containment. The foregoing Government obligation does not apply to ACM which is not damaged or deteriorated to the extent that it creates a potential source of airborne fibers at the time the Lessee takes possession of the Leased Premises for immediate occupancy or after July 20, 1997, and which may become damaged or deteriorated by the Lessee's or sublessee's activities. In addition, the Government will not abate any facility that will be razed or when substantial rehabilitation of the facility will occur before occupancy and would include asbestos abatement as normal and expected practice, or where the location of such damaged or deteriorated ACM does not pose a threat to the occupants of the facility. ACM which later during the period of this Lease becomes damaged or deteriorated through the passage of time, or as a consequence of the Lessee's or sublessee's activities under this Lease, including but not limited to any emergency, will be abated by the Lessee at its sole cost and expense. Notwithstanding Condition 10.5 above, in an emergency, the Lessee will notify the Government as soon as practicable of its emergency ACM responses. The Lessee shall be responsible for monitoring the condition of existing ACM on the Leased Premises for deterioration or damage and accomplishing repairs pursuant to the applicable conditions of this Lease.

     2. Substitute the term "Fair Market Value" with the term "actual cash value," with respect to the appropriate coverage for property insurance in Condition 15.2.1.

     3. The limits of insurance coverage contained in Condition 15.2.2. are hereby revised from TEN MILLION DOLLARS ($10,000,000) to THREE HUNDRED THOUSAND DOLLARS ($300,000) for injury to or death of one (1) person in any one (1) occurrence and/or damage to personal property and FIVE MILLION DOLLARS ($5,000,000) for injury to or death of all persons and/or damage to personal property in that occurrence.

     4. Condition 15.2.3. shall be renumbered as Condition 15.2.4., and a new Condition 15.2.3 shall be added which states:

     15.2.3. As the Lessee subleases property subject to this Lease, the general liability insurance requirements against claims for personal injury, death, or property damage as noted in Condition 15.2.2., shall be assumed by the sublessee, and shall be subject to the requirements of this Lease Condition 15 in amounts approved by the Government, which reflect reasonable liability coverage customary with the intended sublease of the property. In approving such insurance amounts, the Government may take into account statements from insurance carriers for the sublessee, or other appropriate sources, regarding the usual and customary insurance for activities such as that of the proposed sublessee.

     IN WITNESS WHEREOF I have hereunto set my hand by authority of the Secretary of the Air Force this 15th day of May, 1996.


                                    By: /s/ ALAN K. OLSEN
                                        --------------------------------
                                        ALAN K. OLSEN, Director
                                        Air Force Base Conversion Agency
                                                                      L.S.
COMMONWEALTH OF VIRGINIA )
                         )   ss.:
COUNTY OF ARLINGTON      )

     On the 15th day of MAY, 1996, before me, BONNIE MARIA HARRIS, the undersigned Notary Public, personally appeared Alan K. Olsen, personally known to me to be the person whose name is subscribed to the foregoing Lease, and personally known to me to be the Director, Air Force Base Conversion Agency, and acknowledged that the same was the act and deed of the Secretary of the Air Force and that he executed the same as the act of the Secretary of the Air Force.

                                    Bonnie Maria Harris
                                    ---------------------------------------
                                    Notary Public, Commonwealth of Virginia

                                    My commission expires:
                                               October 31, 1999

     THIS LEASE AMENDMENT is also executed by the Lessee this 22 day of May
1996.

                         By: /s/ James B. Clary      (SEAL)
                             -------------------
                         Title: Chairperson, GRA

Signed and sealed in the presence of:



(1)  /s/ Jack B. Jackson           (3)   /s/
     --------------------------          ---------------------------
     JACK B. JACKSON, Sec/Treas          EARLENE L. HOLLAND, Member

(2)  /s/ John D. Hall              (4)   /s/ Thomas J. Webster
     --------------------------          ----------------------------
     JOHN D. HALL, Ass't. Sec/Treas      THOMAS J. WEBSTER, Vice Chairman

                                                  EXHIBIT B-1 To Cost Plus Lease


                           [FLOOR PLAN APPEARS HERE]

                                  EXHIBIT B-1

                                                 Exhibit B-2 to Cost Plus Lease*

                           [FLOOR PLAN APPEARS HERE]

*This Exhibit depicts an area larger than required for the proposed "New Premises". The "New Premises" facility shall consist of up to 450,000 square feet including sufficient space for truck courts and parking areas. The exact location for the "New Premises" has not been determined, however, a final location will be determined prior to construction. The Grissom Redevelopment Authority will retain sufficient acreage within the above described parcel of land for a period of three (3) years after the commencement of this Lease for construction of the first phase of the "New Premises". The first phase of the structure shall consist of approximately 155,000 square feet of building and associated facilities. If the first phase of construction has been undertaken by December 31, 2000, then the GRA will continue to retain sufficient land for the expansion of the facility up to 450,000 square feet until December 31, 2003.

                                  EXHIBIT B-2

                                                    Exhibit C to Cost Plus Lease


DESCRIPTION OF IMPROVEMENTS

1. OFFICE IMPROVEMENTS: The improvements to offices shall include the following:

    . The removal of two wall sections in manager's office and break room as shown on attached floor plan.
    .  Addition of ceiling tile in entry area and east/west hallway.
    .  Inspection and or repair of HVAC systems.
    . New floor coverings to include both vinyl and industrial grade carpet as shown on floor plan.
    . Addition of five (5) 110/120 electrical outlets as shown on floor plan. . Renovation of restroom facility to include separation and upgrades necessary to accommodate a men's and women's restroom facility.
    .  Installation of new entry door.
    .  Installation of doors between conference room and manager's office.

2. TRUCK DOCK IMPROVEMENTS: The additional truck docks shall consist of the following:

     Two additional truck docks substantially similar to existing facilities. The docks shall have dock levelers equal to or in excess of specifications provided by Cost Plus. Additionally, all docks shall have dock pads installed.

Agreed:

James B. Clay
---------------------
GRA


Dennis R. Daugherty
---------------------
Cost Plus Inc.

                                   EXHIBIT C

                           [FLOOR PLAN APPEARS HERE]


                                    BLDG 200
                                     CUBE C

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                                SCALE: 1/16"=1'